================================================================================

                                                                   EXHIBIT 99.1
                                                                   ------------

                                                                     N E X E N

                          NEXEN IN. 801-7th Ave. SW Calgary, AB Canada T2P 3P7
                            T (403) 699-400 F (403) 699-5776  www.nexeninc.com


N  E  W  S      R  E  L  E  A  S  E
--------------------------------------------------------------------------------
                                                      For immediate release


           NEXEN ANNOUNCES FOURTH QUARTER AND ANNUAL FINANCIAL RESULTS

CALGARY, ALBERTA, FEBRUARY 12, 2009 - Nexen achieved record financial results in 2008, generating cash flow of more than $4.2 billion ($8.04/share) and earnings of $1.7 billion ($3.26/share). Record oil prices during the first half of the year contributed to these results. In the latter part of the year, oil prices fell significantly and this impacted our fourth quarter results. Highlights are as follows:

    o    Quarterly cash flow of $559 million ($1.08/share)
    o Quarterly earnings loss of $181 million ($(0.35)/share) after non-cash impairment charges of $317 million, after tax
    o Annual production after royalties of 210,000 boe/d (250,000 boe/d before royalties), a modest increase over 2007 despite hurricane downtime
    o Produced first premium synthetic crude oil at Long Lake in January 2009; current SAGD production at all-time high; upgrader consistently operating at expected start-up rates
    o Exciting drilling success in the UK North Sea, expanding the Golden Eagle area
    o Proved reserve additions of 74 million boe from capital investment program
    o Acquired an additional 15% in the Long Lake project and joint venture lands--Nexen is sole operator of SAGD operations and upgrader
    o Financial position remains strong--liquidity of over $3.5 billion after acquiring additional Long Lake working interest

                                                      THREE MONTHS ENDED              TWELVE MONTHS ENDED
                                                          DECEMBER 31                     DECEMBER 31
                                               ------------------------------------------------------------
(Cdn$ millions)                                       2008            2007           2008             2007
-----------------------------------------------------------------------------------------------------------
Production (mboe/d)(1)
      Before Royalties                                 230             262            250              254
      After Royalties                                  198             214            210              207
Net Sales                                            1,270           1,597          7,424            5,583
Cash Flow from Operations(2)                           559           1,079          4,229            3,458
       Per Common Share ($/share)(2)                  1.08            2.04           8.04             6.56
Net Income (Loss)                                    (181)             194          1,715            1,086
       Per Common Share ($/share)                   (0.35)            0.37           3.26             2.06
Capital Expenditures                                   917             870          3,066            3,401
-----------------------------------------------------------------------------------------------------------

(1) Production and reserves in this release also include our share of Syncrude oil sands. US investors should read the Cautionary Note to US Investors at the end of this release.
(2) For reconciliation of this non-GAAP measure, see Cash Flow from Operations on pg. 15.

FINANCIAL RESULTS--RECORD ANNUAL RESULTS BUT DIFFERENT TIMES NOW

In 2008, we generated record cash flow in excess of $4.2 billion and earnings of approximately $1.7 billion, reflecting strong production from our Buzzard field in the North Sea and record commodity prices during the year. We also benefited from industry-leading cash netbacks, driven by low royalties and low company-wide conventional operating costs, which averaged $8.68/boe last year.

WTI averaged US$99.65/bbl for the year, an increase of 38% over 2007. In the fourth quarter of 2008, WTI was significantly lower averaging US$58.73/bbl. After reaching an all-time high of US$147.27/bbl in the first half of the year, WTI dropped significantly by year end to US$44.60/bbl. As a result, fourth quarter cash flow was $559 million, down approximately 50% from a year ago when the quarterly average for WTI was US$90.69/bbl. Net income for the quarter was a loss of $181 million after impairment charges of $317 million and marketing losses of $131 million, both after tax.

"The past year has been both exciting and volatile," commented Marvin Romanow, Nexen's President and Chief Executive Officer. "In the first half of the year, we saw record oil prices but these quickly disappeared when the recession took hold and demand for oil fell for the first time in almost 30 years. While the current environment is challenging from both a commodity price and credit perspective, Nexen is well positioned. We have excellent assets, a strong balance sheet and our cash netbacks continue to be among the highest in the industry which will help drive superior relative financial performance. In addition, our exploration program is delivering exciting discoveries in the North Sea."

SIGNIFICANT ITEMS AFFECTING OUR QUARTERLY RESULTS

ASSET IMPAIRMENTS
During the quarter, we recorded non-cash impairment charges of approximately $317 million, after tax ($568 million, before tax) relating to some properties in the UK North Sea and the Gulf of Mexico. In the North Sea, we recognized an impairment charge of $318 million relating to our Selkirk and Ettrick properties. At Selkirk, we expensed $62 million of allocated acquisition costs as we have no firm development plans here. At Ettrick, the impairment charge largely reflects higher drilling costs and lower reserve estimates. In the Gulf of Mexico, our impairment charge relates primarily to four shelf properties ($143 million) and our Green Canyon 6 deep-water property ($107 million). On the shelf, these late-life, mature assets are sensitive to near-term commodity prices. At Green Canyon 6, the impairment charge reflects higher costs after Hurricane Ike destroyed a third-party production platform in the third quarter of 2008. This has resulted in unexpected costs to construct new production facilities and, following an evaluation of options, we expect to have production back on stream in late 2010.

MARKETING DIVISION
Our marketing division reported a cash flow loss of approximately $140 million for the fourth quarter. This follows cash flow losses previously reported for the second and third quarters. These losses are primarily attributable to natural gas location spread trading activities. Since mid 2008, we have been exiting positions that do not support our physical marketing business and we have been scaling back our trading activities in an orderly fashion to minimize losses on closing positions. This has been a challenging process given the lack of liquidity in the market, fewer counterparties and deteriorating commodity prices that have eroded natural gas spreads.

The losses we incurred in mid 2008 related to positions we had taken that were expected to benefit from strengthening natural gas prices in the US Rockies following the addition of new pipeline capacity in the region. Delays in the start-up of this pipeline worked against these positions and resulted in losses as we closed out of them mid year. This left us with trading positions that were expected to benefit from widening east-west location spreads later in the year driven by typical winter demand in eastern consuming gas markets. As we worked to reduce this trading exposure, we were faced with a rapidly deteriorating economic environment in which natural gas prices fell from highs of over US$13.00/mmbtu in the summer to winter prices around US$6.00/mmbtu in December and US$4.50/mmbtu today, a period normally characterized by increasing prices. These falling natural gas prices compressed spreads causing losses in the third quarter and additional losses in the fourth quarter as the widening spreads we were positioned for did not materialize and spreads narrowed even further despite cold weather in the east due to demand destruction in the economy. We exited the last of these positions in January 2009.

Our fourth quarter marketing results also include a loss from our NGL business. Over the years, we have been developing this business to take advantage of growing demand for green fuels, such as ethanol, denaturant and propane. The quarterly loss reflects declining margins for these products following substantial demand reduction caused by the current economic environment. We are in the process of exiting our ethanol and propane businesses and we expect to complete this by the end of the first quarter.

"2008 was a difficult year for our marketing business," said Romanow. "Since the middle of the year, we have been refocusing this division and reducing the size of our trading levels. In response to the rapidly deteriorating economic environment and limited liquidity, we have been carefully choosing our exit points. With the gas trading positions we recently exited, the refocusing of our gas marketing business back to physical transportation and storage is now complete. So far this year, the results from our marketing division are slightly positive."

Strong Liquidity Serving Us Well

We are well positioned to weather the downturn in the economy given our strong liquidity. In 2008, our cash flow exceeded our capital investment by over $1 billion. We used this excess to repurchase approximately 12 million shares for $338 million and build our cash balances. Recently, we used a portion of this cash to fund the acquisition of an additional 15% in the Long Lake project and joint venture lands. Going forward, we have over $3.5 billion of available liquidity, comprised of cash of approximately $1.8 billion, with the remainder in undrawn committed credit lines. We have no debt maturities until 2012 and the average term of our public debt is approximately 18 years.

For 2009, we have announced an oil and gas capital investment budget of $2.6 billion that is self funding at WTI US$60/bbl. While our financial position is strong and we have excellent assets, we will monitor our capital spending and proceed cautiously as the year unfolds.

"As the world stands today, it is unlikely we will carry out our whole 2009 capital program," noted Romanow. "This will preserve liquidity and allow us to take advantage of strategic opportunities as they arise such as appraising our new discoveries in the North Sea. These discoveries are economic to develop in the current commodity price environment."

Much of our production has low operating costs and low royalties, and this is generating cash netbacks that are among the highest in the industry. As a result, our assets are capable of generating positive cash flows despite recent declines in commodity prices. To help ensure base cash flow, we have put options on 45,000 bbls/d of our production with an average 2009 strike price of US$60/bbl Brent.

QUARTERLY PRODUCTION

                          QUARTERLY PRODUCTION BEFORE ROYALTIES                QUARTERLY PRODUCTION AFTER ROYALTIES
Crude Oil, NGLs and
Natural Gas (mboe/d)           Q4 2008             Q3 2008                          Q4 2008              Q3 2008
-------------------------------------------------------------------          ------------------------------------------
North Sea                        95                  103                              95                    103
Yemen                            52                   54                              32                     30
Canada - Oil & Gas               39                   38                              31                     30
Canada - Bitumen                  7                    5                               6                      5
United States                     9                   20                               8                     17
Other Countries                   6                    6                               5                      5
Syncrude                         22                   23                              21                     19
                          -----------------------------------------          ------------------------------------------
TOTAL                            230                 249                             198                    209
                          -----------------------------------------          ------------------------------------------

Our fourth quarter production averaged 230,000 boe/d (198,000 boe/d after royalties). A significant portion of our Gulf of Mexico production remains shut-in following hurricanes in the third quarter of 2008. Our US production was approximately 30,000 boe/d prior to the hurricanes and was reduced to 6,000 boe/d after. In the fourth quarter, we restored production at Gunnison, West Cameron and Eugene Island and recently resumed production at Aspen, increasing our Gulf of Mexico production to approximately 17,000 boe/d. We expect our Wrigley field to come back on stream by the end of the first quarter although timing ultimately depends on repairs to third-party facilities. At Green Canyon 6, 50 and 137, production remains shut-in following the destruction of a host processing platform. We are evaluating options for these fields. In the UK, production was lower during the quarter on account of maintenance downtime at all fields. Buzzard contributed 85,000 boe/d (197,000 boe/d gross) to our quarterly volumes compared to 89,600 boe/d (207,500 boe/d gross) in the third quarter.

ANNUAL PRODUCTION

                              ANNUAL PRODUCTION BEFORE ROYALTIES                  ANNUAL PRODUCTION AFTER ROYALTIES
Crude Oil, NGLs and
Natural Gas (mboe/d)               2008                 2007                           2008                 2007
------------------------------------------------------------------             ---------------------------------------
North Sea                           103                   84                            103                   84
Yemen                                56                   72                             31                   40
Canada - Oil & Gas                   38                   37                             30                   30
Canada - Bitumen                      4                    -                              4                    -
United States                        22                   33                             19                   29
Other Countries                       6                    6                              5                    5
Syncrude                             21                   22                             18                   19
                            -------------------------------------------        ---------------------------------------
Total                               250                  254                            210                  207
                            -------------------------------------------        ---------------------------------------

Our annual production averaged 250,000 boe/d (210,000 boe/d after royalties). Buzzard performed well and contributed 88,200 boe/d (204,200 boe/d gross) compared to 64,200 boe/d (148,500 boe/d gross) in 2007 when it was ramping up. This increase was offset by declines at our maturing fields in Yemen and hurricane interruptions in the Gulf of Mexico.

In 2009, we expect our production after royalties to grow approximately 10% compared to 2008 and range from 225,000 to 240,000 boe/d (255,000 to 270,000 boe/d before royalties). This growth is due to the start-up of Ettrick in the North Sea, Longhorn in the Gulf of Mexico and ramping up production at Long Lake. Our production at Long Lake will also be at a higher working interest than in 2008.

2008 CAPITAL INVESTMENT AND RESERVES

                                          2008 CAPITAL INVESTMENT(1) (CDN$ MILLIONS)
--------------------------------------------------------------------------------------------------------------------------
                             United                   Other                              Insitu
                            Kingdom      Yemem    International      US       Canada    Oil Sands     Syncrude     Total
--------------------------------------------------------------------------------------------------------------------------
Core Asset Development         277         92            13          164        103            -           55         704
Major Development              238          -           174           87         63          330            -         892
Early-stage Development          -          -             -            -         11          144            -         155
Exploration                    157          9           130          195        226            2            -         719
Proved Property
  Acquisitions                   -          -             -            -          2           20            -          22
                            ----------------------------------------------------------------------------------------------
Total Oil and Gas              672        101           317          446        405          496           55        2,492
  Investment
Long Lake Upgrader               -          -             -            -          -          322            -          322
Marketing, Corporate,
  Chemicals and Other            -          -             -            -        149          -              -          149
Capitalized Interest            30          -             3            -          -          207            -          240
--------------------------------------------------------------------------------------------------------------------------
Total Capital Investment       702        101           320          446        554        1,025           55        3,203
--------------------------------------------------------------------------------------------------------------------------
% of Total                      22%         3%           10%          14%        17%          32%           2%         100%
--------------------------------------------------------------------------------------------------------------------------

(1)  Includes geological and geophysical expenditures of $137 million.

Shown below is a summary of our year-on-year reserve changes. A detailed reconciliation table can be found on page 14 of this release.

------------------------------------------------------------------------------------------------------------------------------------
                                                        2008 RESERVES CONTINUITY
------------------------|---------------------------------------------------------------------------------|-------------|-----------
                        |                                OIL AND GAS ACTIVITIES                           |   Mining    |
                        |---------------------------------------------------------------------------------|-------------|-----------
                        |                                                                                 |             |    TOTAL
                        |  United                   Other                                      TOTAL OIL  |             |  OIL, GAS
mmboe                   | Kingdom      Yemem    International     US       Canada    Bitumen    AND GAS   | SYNCRUDE (3)| AND MINING
------------------------|---------------------------------------------------------------------------------|-------------|-----------
PROVED RESERVES (1)
Dec. 31, 2007               207         41           38           62        118         268        734          324        1,058
Economic
 Revisions                  (16)         -           (2)          (5)       (27)          -        (50)           -          (50)
Activities(5)                22         12            -            -         13          19         66            8           74
Production                  (38)       (22)(4)       (2)          (8)       (14)         (2)       (86)          (8)         (94)
                         -----------------------------------------------------------------------------------------------------------
Dec. 31, 2008               175         31           34           49         90         285        664          324          988
                         -----------------------------------------------------------------------------------------------------------

PROBABLE RESERVES (1,2)

Dec. 31, 2007               144         15           60           60         58         523        860           46          906
Economic
 Revisions                   (2)        (1)           2          (16)        (8)          -        (25)           -          (25)
Conversions to
 Proved                     (32)        (1)           -           (2)        (2)         (7)       (44)          (8)         (52)
Activities(5)                26          -           (1)         (18)       (12)        216        211            8          219
                         -----------------------------------------------------------------------------------------------------------
Dec. 31, 2008               136         13           61           24         36         732      1,002           46        1,048
                         -----------------------------------------------------------------------------------------------------------

TOTAL PROVED + PROBABLE RESERVES (1,2)
Dec. 31, 2007               351         56           98          122        176         791      1,594          370        1,964
Economic
 Revisions                  (18)        (1)           -          (21)       (35)          -        (75)           -          (75)
Activities(5)                16         11           (1)         (20)        (1)        228        233            8          241
Production                  (38)       (22)(4)       (2)          (8)       (14)         (2)       (86)          (8)         (94)
                         -----------------------------------------------------------------------------------------------------------
Dec. 31, 2008               311         44           95           73        126       1,017      1,666          370        2,036
                         -----------------------------------------------------------------------------------------------------------

(1) We internally evaluate all of our reserves and have at least 80% of our proved reserves assessed by independent qualified consultants each year; 99% were assessed this year. Our reserves are also reviewed and approved by our Reserves Committee and our Board of Directors. Reserves represent our working interest before royalties at year-end constant pricing using SEC rules. Gas is converted to equivalent oil at a 6:1 ratio.
(2) Probable reserves are estimated using the Canadian Oil and Gas Evaluation Handbook (COGEH) standards. US investors should read the Cautionary Note to US Investors at the end of this release.
(3) US investors should read the Cautionary Note to US Investors at the end of this release.
(4)  Production includes volumes used for fuel in Yemen.
(5)  Includes extensions, discoveries, conversions and performance revisions.

UNDERSTANDING OUR CAPITAL EFFICIENCY

In 2008, we invested approximately $2.5 billion in oil and gas exploration and development activities and added 74 million boe of proved reserves before negative economic revisions of 50 million boe. Under SEC regulations, we are required to use year-end pricing to determine our proved reserves. Low commodity prices at December 31, 2008 caused virtually all of our negative economic revisions. These revisions represent only 5% of our total proved reserves and may come back in an improved commodity price environment. On an after-royalties basis, our proved reserves total 926 million boe at December 31, 2008 compared to 917 million boe at December 31, 2007.

"Last year, we invested approximately 45% of our oil and gas capital in next generation, new growth projects such as the Usan development offshore West Africa, shale gas, CBM, future oil sands phases and conventional exploration," said Romanow. "These projects are characterized by multi-year investments where capital is invested, in some instances, many years before reserves can be recognized. Measuring proved reserves additions against capital expenditures for a one-year period, and in some cases a three-year period, is not meaningful and doesn't tell the whole Nexen story."

Over the past three years, we have invested approximately $8.2 billion on our oil and gas business and added 467 million boe of proved reserves. The following table shows where we have made this investment together with proved reserve adds net of revisions:

                                    CAPITAL          PROVED RESERVE ADDS NET
                                   INVESTMENT              OF REVISIONS
                                (CDN$ MILLIONS)              (MMBOE)
Shale Gas                               315                        -
Coalbed Methane (CBM)                   535                       28
Oil Sands                             1,900                      316
Conventional                          5,450                      123
                             -------------------------------------------------
                                      8,200                      467
                             =================================================

Our projects generate attractive full cycle metrics but capital efficiency in the near term is impacted by the timing of reserve bookings. For example, our three-year investment on shale gas totals $315 million and we have not yet booked any proved reserves. While initial results announced by ourselves and our competitors indicate there is significant resource potential here, we are not able to book any reserves until commerciality is declared and actual production supports our expectation.

Similarly, we have invested $535 million over the past three years developing our CBM lands and we have only recognized 28 million boe of proved reserves so far. Initially, we are only allowed to book proved reserves for this new play type based on actual production history rather than expected long-term decline rates. As our CBM production volumes rise, we will be able to book more proved reserves.

On the conventional side, our three-year investment totals approximately $5.5 billion and we have added 123 million boe of proved reserves. This includes $1.6 billion in exploration which has resulted in several discoveries in the UK North Sea and in the Gulf of Mexico, such as Golden Eagle, Pink, Hobby, Rochelle, Blackbird, Knotty Head and Vicksburg. To date, we have booked minimal proved reserves for these discoveries. We expect to book the related reserves in the coming years as these discoveries are sanctioned for development.

In the Gulf of Mexico, our three-year deep-water investment on Aspen amounted to $390 million. Results from this investment over this period were disappointing and reserve adds were minimal. On a full-cycle basis, Aspen has generated attractive returns and paid out in early 2005, just over two years from first production.

For  our  other   conventional  oil  and  gas  properties,   we  have  invested
approximately $3.5 billion over the last three years. This investment resulted in 142 million boe of proved reserve adds.

CAPITAL PROGRAM REVIEW

UNITED KINGDOM
We invested $702 million in the UK last year. This included approximately $250 million at Buzzard and added 29 million boe of proved reserves. Successful drilling and production performance resulted in increases in both reservoir size and overall recovery factor which led to these proved reserve adds. These additions were offset by negative economic revisions of 10 mmboe due to low year-end prices.

"Buzzard has been a great project for us and is generating exceptional value for shareholders," said Romanow. "Since we first acquired this asset, we have successfully increased our proved plus probable reserves by 101 million boe or 49%, and extended our production plateau by over three years. The facility is consistently operating above original design expectations and even at US$40/bbl Brent, we generate over $1 billion of annual pre-tax cash flow."

In 2009, Buzzard will continue to be a significant contributor to our cash flow and production volumes. Throughout the year, we will continue construction of the fourth platform containing production sweetening facilities designed to handle higher levels of hydrogen sulphide. During the third quarter, we plan to install the jackets for this platform and complete tie-in operations, pending installation of the topsides. This will result in about one month of downtime which coincides with a six week planned slowdown of the Forties pipeline.

Our Ettrick development in the North Sea is progressing towards first oil in the next few months. In 2008, we invested approximately $260 million and to date we have recognized 20 million boe of proved plus probable reserves here. This is after 12 million boe of negative proved revisions that we incurred in 2008. These revisions relate to low year-end oil prices and disappointing drilling results that lowered our reserve estimates. The Ettrick development consists of a leased floating production, storage and offloading vessel (FPSO) designed to handle 30,000 bbls/d of oil and 35 mmcf/d of gas. We expect Ettrick to add approximately 10,000 boe/d to our 2009 production volumes. We also have a discovery at Blackbird which could be a future tie-back to Ettrick. We have no proven reserves booked for Blackbird. In 2009, we plan to drill an appraisal well here. We operate both Ettrick and Blackbird, with an 80% working interest in each.

We recently drilled a successful appraisal well at Rochelle on Block 15/27 in the North Sea. The well encountered 77 feet of net pay, was drill stem tested and flowed at an average restricted rate of 41 mmcf/d of gas and 2,300 bbls/d of oil condensate from a 72/64-inch fixed choke. We are evaluating future appraisal and fast track development options and have a 44% non-operated working interest in this well.

Elsewhere, we are assessing future appraisal and development alternatives for the growing Golden Eagle area. This area includes exciting discoveries at Golden Eagle, Pink and most recently, Hobby where initial results indicate a significant column of high-quality net pay which is at the high end of our pre-drill expectations. We are planning to drill multiple sidetracks to determine the extent of both this discovery and Golden Eagle. Hobby is located on Block 20/1N approximately 1.5 km west of the Golden Eagle discovery. We have a 34% interest in both Hobby and Golden Eagle, 46% interest in Pink and operate all three. We have identified additional prospects in the area and have plans for further exploratory and appraisal drilling this year.

"Our strategy in the UK is working well and we have had exciting success with our exploration and exploitation program," commented Romanow. "We have a number of satellite discoveries that are in the same areas as our large operations at Buzzard, Scott/Telford and Ettrick. This infrastructure provides opportunities for quick cost effective tie-backs."

YEMEN
Yemen remains a significant asset for us and continues to generate cash flow in excess of capital requirements. In 2008, we invested $101 million and added 12 million boe of proved reserves. We will continue to maximize the value of these assets over their remaining contract terms and expect 2009 annual production of between 40,000 and 45,000 boe/d, before royalties.

OTHER INTERNATIONAL
Development of the Usan field, offshore West Africa, is underway with first production expected in 2012. In 2008, our capital investment at Usan on block OML 138 focused on detailed engineering, procurement and the initial fabrication of equipment. The development of Usan includes a FPSO with the ability to process 180,000 bbls/d and store up to two million barrels of oil. In 2009, we are scheduled to start fabrication of the FPSO hull and topside facilities, begin development drilling, and complete detailed engineering and procurement. We are also evaluating plans for further exploration on this block. We have a 20% interest in exploration and development along with Total E&P Nigeria Limited (20% and Operator), Chevron Petroleum Nigeria Limited (30%) and Esso Exploration and Production Nigeria (Offshore East) Limited (30%).

In the fourth quarter of 2008, Nigerian authorities approved the acquisition of interests in offshore block OPL 223. We have a 20% funding interest and 18% beneficial interest in this block. Our partners are Total E&P Nigeria Limited (18% and Operator), ChevronTexaco Nigeria Deepwater F Limited (27%), Esso Exploration and Production (Upstream) Limited (27%) and Nigerian Petroleum Development Company Limited (10% carried interest). During 2009, we plan to advance evaluation of the prospects on this block.

Other International also includes our producing assets in Colombia and our exploration program in the Norwegian North Sea.

UNITED STATES
Development of Longhorn continues to progress with first production expected in mid 2009. This development comprises four sub-sea wells tied in to the ENI operated Corral Platform, previously known as the Crystal Platform. We expect peak production rates in excess of 200 mmcf/d gross (50 mmcf/d net to us) by year end. In 2008, we invested $87 million developing Longhorn and to date have recognized 13 million boe of proved plus probable reserves here. We have a 25% non-operated working interest in Longhorn and ENI is the operator.

In 2008, our exploration program primarily focused on the deep-water. In the Eastern Gulf of Mexico, we drilled the Fredericksburg exploration well. Target sands were reached but we did not encounter commercial hydrocarbons. This was the third prospect to be drilled in the area following earlier successes at Vicksburg and Shiloh. We remain optimistic about the potential of this emerging play and expect to drill up to two exploration wells and one appraisal well in the area in 2009. In addition, we have a feasibility study underway to assess development options for Vicksburg. We have a 25% interest in Vicksburg and a 20% interest in Shiloh with Shell operating both.

At our Cote de Mer prospect, located on the Louisiana coast, exploratory drilling was interrupted by hurricanes Gustav and Ike. Following successful pipe recovery operations, the well was sidetracked to a depth of 21,700 feet, and penetrated the target zone. We continue to be encouraged by the logging data received to date, and are attempting to drill the remaining 600 feet of the target interval. We have a 37.5% working interest in this prospect.

In 2008, we invested $164 million to add production volumes from the Green Canyon 6 area and to recomplete wells on our producing properties.

CANADA
As conventional basins in Canada mature, we are focusing our investment on unconventional resource plays such as shale gas and CBM. In northeast British Columbia, we have a material land position of approximately 126,000 acres with a 100% working interest in an emerging Devonian shale gas play. This play has the potential to be one of the most significant shale gas plays in North America. Our landholdings include approximately 88,000 acres in the Dilly Creek area of the Horn River basin. In 2008, we invested approximately $180 million to drill, complete and test wells, and build infrastructure. One horizontal well was completed and tied in last winter and is producing at rates in line with our expectations and competitor wells. We expect to complete and tie-in two wells later this winter. We continue to construct all season roads to provide year-round access to our lands. In 2009, we plan to enhance our understanding of optimal drilling and fracing techniques for this play with an investment plan that includes drilling and testing multiple wells from a single pad. We expect three of these wells to be drilled and completed by mid year and on production before winter. The remaining wells will be drilled later subject to favorable economic and financial conditions. As previously announced, we estimate our Dilly Creek lands contain between 3 and 6 trillion cubic feet (0.5 to 1.0 billion barrels of oil equivalent) of recoverable contingent resource. Further appraisal activity is required before we can finalize these estimates, establish commerciality and book reserves.

"We are encouraged by the manner in which Horn River development is progressing," said Romanow. "By working together with our peers on the construction of roads, pipelines and processing facilities, we are achieving economies of scale and reducing our environmental footprint."

In 2008, we invested approximately $115 million in exploration and development activities on our CBM lands and recognized 10 million boe of proved reserves. To date, we have recognized approximately 40 million boe of proved plus probable CBM reserves. We expect our CBM reserves to grow over the coming years as additional wells are drilled, development work progresses and more production history is obtained. Our CBM production continues to increase as existing wells dewater and we bring new ones on stream. In 2008, our production increased 65% and we exited the year producing approximately 50 mmcf/d. Performance is in line with expectations and underscores the increasing value of our CBM assets.

Elsewhere in Canada, we increased our proved reserves by 3 million boe but these additions were offset by negative economic revisions of 27 million boe largely relating to our conventional heavy oil properties. These economic revisions were determined in accordance with SEC rules that require the use of year-end commodity prices and operating costs even though we believe year-end operating costs do not reflect the current economic downturn and low commodity price environment.

"With conventional basins declining in Canada, we have allocated approximately 80% of our Canadian capital investment, excluding oil sands, to our unconventional resource plays such as shale gas and CBM," commented Romanow. "Our strategy is to move early and we have built material land positions that would be difficult to replicate today. We believe the resource potential on our lands is significant. For example, shale gas alone could potentially double our proved reserves."

INSITU OIL SANDS - LONG LAKE
In 2008, we invested a total of $1.0 billion to develop our insitu oil sands resource. This included approximately $847 million on the first phase of Long Lake, $425 million of which related to the upgrader. At Long Lake, we added 19 million bbls of proved bitumen reserves based on further core-hole delineation of the lease. We also added 216 million bbls of probable bitumen reserves associated with delineation work relating to Phase 2 which we believe has substantial long-term value given the margin advantage our technology provides.

In late January 2009, we completed the acquisition of an additional 15% interest in the Long Lake project and the joint venture lands from OPTI Canada Inc. for $735 million. We also became sole operator of the resource and upgrader. We expect this will create operational efficiencies and reduce the cost of managing Long Lake. We now own 65% of the Long Lake project and joint venture lands. With the completion of this acquisition, our total company proved reserves have increased by approximately 9%. These additions will be booked in 2009.

"We are delighted with this transaction," stated Romanow. "We were able to increase our interest in a world-class asset that we know and understand well, and we were able to do this at less than sunk cost. This acquisition is a great example of how we are able to use our strong financial position to take advantage of opportunities to generate shareholder value."

We recently reached a significant milestone at Long Lake when we produced first Premium Synthetic Crude (PSC(TM)) from the upgrader. The main process units in the upgrader have been successfully started up and are operating. Syngas from the upgrader is being used in SAGD operations and this has significantly reduced the need for purchased natural gas. Currently, we are producing between 10,000 and 15,000 bbls/d gross of upgraded on-spec product. The upgrader is expected to ramp up to full design rates of approximately 60,000 bbls/d (39,000 bbls/d net to us) over the next 12 to 18 months. As the upgrader ramps up to full capacity, we expect that there will be periods of downtime as we work through the early stages of production. This periodic downtime is normal and consistent with industry experience.

"We are very pleased to have Long Lake on stream," said Romanow. "The production of first synthetic crude proves our technology works. The upgrader is consistently operating at expected start-up rates, producing on-spec premium synthetic crude oil and generating syngas which we are using in our integrated operations for SAGD and hydrogen production. As production volumes ramp up, we will begin to see our $10/bbl cost advantage materialize. This is a world-class facility that we expect will provide steady and predictable production and cash flow for the next 40 years."

On the bitumen front, the reservoir is performing well but our overall ramp up has been affected by a variety of surface issues that have limited the amount of steam we have been able to inject into the reservoir over the past few months. Since steam injection rates directly impact bitumen production rates, when our ability to generate steam is limited, our bitumen production is lower. Most recently, our SAGD production stalled as a result of power disruptions, extreme cold weather and water treating issues. As we recover from power disruptions and cold weather, our production rates have increased. We are currently producing 20,000 bbls/d gross, the highest we have seen to date. With respect to water treating issues, we are working on solutions to get more heat into the front end of the water treating process to supplement the heat returns from the reservoir. Given steaming constraints, we have been forced to allocate our steam and accordingly we have 32 of the 81 well pairs on production. On average, these well pairs are producing at approximately 75% of their design rates after 11 months of SAGD operation. This is inline with expectations, as we expected a ramp up period of 12 to 18 months. The average steam to oil ratio
(SOR) for these wells is currently less than 4.0. As we increase our steam capacity, we will bring on all remaining wells.

Phase 1 of Long Lake will develop approximately 10% of our oil sands inventory. The sanctioning of Phase 2 will depend on multiple factors including the initial performance of Phase 1, receiving regulatory approval for Phase 2 SAGD operations, receiving clarity on proposed climate change regulations, finalizing cost estimates and an improved economic environment. We therefore do not expect to sanction Phase 2 until mid 2010 at the earliest. In 2009, we plan to advance detailed engineering on the SAGD and upgrader facilities for Phase 2 of Long Lake and conduct core hole drilling to further delineate our leases.

SYNCRUDE
At Syncrude, we invested $55 million in 2008 and converted 8 million boe of probable reserves to proved reserves. In 2009, we have one coker turnaround scheduled in the second quarter and expect annual production of between 20,000 and 25,000 bbls/d before royalties.

QUARTERLY DIVIDEND

During 2008, we doubled our quarterly dividend to shareholders from $0.025 to $0.05 per common share. The Board of Directors has declared the regular quarterly dividend of $0.05 per common share payable April 1, 2009, to shareholders of record on March 10, 2009. Shareholders are advised that the dividend is an eligible dividend for Canadian Income Tax purposes.

Nexen Inc. is an independent, Canadian-based global energy company, listed on the Toronto and New York stock exchanges under the symbol NXY. We are uniquely positioned for growth in the North Sea, Western Canada (including the Athabasca oil sands of Alberta and unconventional gas resource plays such as coalbed methane and shale gas), deep-water Gulf of Mexico, offshore West Africa and the Middle East. We add value for shareholders through successful full-cycle oil and gas exploration and development and leadership in ethics, integrity, governance and environmental protection.

For further information, please contact:

MICHAEL J. HARRIS, CA
Vice President, Investor Relations
(403) 699-4688

LAVONNE ZDUNICH, CA
Analyst, Investor Relations
(403) 699-5821

TIM CHATTEN, P.ENG
Analyst, Investor Relations
(403) 699-4244

801 - 7th Ave SW
Calgary, Alberta, Canada T2P 3P7
www.nexeninc.com

CONFERENCE CALL

Marvin Romanow, President and CEO, and Kevin Reinhart, Senior Vice President and CFO, will host a conference call to discuss our fourth quarter and year end financial and operating results and expectations for the future.

Date:    February 12, 2009
Time:    7:00 a.m. Mountain Time (9:00 a.m. Eastern Time)

To listen to the conference call, please call one of the following:

416-641-2140 (Toronto)
800-952-4972 (North American toll-free)
800-6578-9898 (Global toll-free)

A replay of the call will be available for two weeks starting at 9:00 a.m. Mountain Time, by calling 416-695-5800 (Toronto) or 800-408-3053 (toll-free) passcode 3280706 followed by the pound sign.

A live and on demand webcast of the conference call will be available at www.nexeninc.com.

FORWARD-LOOKING STATEMENTS

CERTAIN STATEMENTS IN THIS REPORT CONSTITUTE "FORWARD-LOOKING STATEMENTS" (WITHIN THE MEANING OF THE UNITED STATES PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995, SECTION 21E OF THE UNITED STATES SECURITIES EXCHANGE ACT OF 1934, AS AMENDED, AND SECTION 27A OF THE UNITED STATES SECURITIES ACT OF 1933, AS AMENDED) OR "FORWARD-LOOKING INFORMATION" (WITHIN THE MEANING OF APPLICABLE CANADIAN SECURITIES LEGISLATION). SUCH STATEMENTS OR INFORMATION (TOGETHER "FORWARD-LOOKING STATEMENTS") ARE GENERALLY IDENTIFIABLE BY THE FORWARD-LOOKING TERMINOLOGY USED SUCH AS "ANTICIPATE", "BELIEVE", "INTEND", "PLAN", "EXPECT", "ESTIMATE", "BUDGET", "OUTLOOK", "FORECAST" OR OTHER SIMILAR WORDS AND INCLUDE STATEMENTS RELATING TO OR ASSOCIATED WITH INDIVIDUAL WELLS, REGIONS OR PROJECTS. ANY STATEMENTS AS TO POSSIBLE FUTURE CRUDE OIL, NATURAL GAS OR CHEMICALS PRICES, FUTURE PRODUCTION LEVELS, FUTURE COST RECOVERY OIL REVENUES FROM OUR YEMEN OPERATIONS, FUTURE CAPITAL EXPENDITURES AND THEIR ALLOCATION TO EXPLORATION AND DEVELOPMENT ACTIVITIES, FUTURE EARNINGS, FUTURE ASSET DISPOSITIONS, FUTURE SOURCES OF FUNDING FOR OUR CAPITAL PROGRAM, FUTURE DEBT LEVELS, AVAILABILITY OF COMMITTED CREDIT FACILITIES, POSSIBLE COMMERCIALITY, DEVELOPMENT PLANS OR CAPACITY EXPANSIONS, FUTURE ABILITY TO EXECUTE DISPOSITIONS OF ASSETS OR BUSINESSES, FUTURE CASH FLOWS AND THEIR USES, FUTURE DRILLING OF NEW WELLS, ULTIMATE RECOVERABILITY OF CURRENT AND LONG-TERM ASSETS, ULTIMATE RECOVERABILITY OF RESERVES OR RESOURCES, EXPECTED FINDING AND DEVELOPMENT COSTS, EXPECTED OPERATING COSTS, FUTURE DEMAND FOR CHEMICALS PRODUCTS, ESTIMATES ON A PER SHARE BASIS, SALES, FUTURE EXPENDITURES AND FUTURE ALLOWANCES RELATING TO ENVIRONMENTAL MATTERS AND DATES BY WHICH CERTAIN AREAS WILL BE DEVELOPED OR WILL COME ON STREAM, AND CHANGES IN ANY OF THE FOREGOING

ARE FORWARD-LOOKING STATEMENTS. STATEMENTS RELATING TO "RESERVES" OR "RESOURCES" ARE FORWARD-LOOKING STATEMENTS, AS THEY INVOLVE THE IMPLIED ASSESSMENT, BASED ON ESTIMATES AND ASSUMPTIONS THAT THE RESERVES AND RESOURCES DESCRIBED EXIST IN THE QUANTITIES PREDICTED OR ESTIMATED, AND CAN BE PROFITABLY PRODUCED IN THE FUTURE.

THE FORWARD-LOOKING STATEMENTS ARE SUBJECT TO KNOWN AND UNKNOWN RISKS AND UNCERTAINTIES AND OTHER FACTORS WHICH MAY CAUSE ACTUAL RESULTS, LEVELS OF ACTIVITY AND ACHIEVEMENTS TO DIFFER MATERIALLY FROM THOSE EXPRESSED OR IMPLIED BY SUCH STATEMENTS. SUCH FACTORS INCLUDE, AMONG OTHERS: MARKET PRICES FOR OIL AND GAS AND CHEMICALS PRODUCTS; OUR ABILITY TO EXPLORE, DEVELOP, PRODUCE,
UPGRADE AND TRANSPORT CRUDE OIL AND NATURAL GAS TO MARKETS; THE RESULTS OF EXPLORATION AND DEVELOPMENT DRILLING AND RELATED ACTIVITIES; VOLATILITY IN ENERGY TRADING MARKETS; FOREIGN-CURRENCY EXCHANGE RATES; ECONOMIC CONDITIONS IN THE COUNTRIES AND REGIONS IN WHICH WE CARRY ON BUSINESS; GOVERNMENTAL ACTIONS INCLUDING CHANGES TO TAXES OR ROYALTIES, CHANGES IN ENVIRONMENTAL AND OTHER LAWS AND REGULATIONS; RENEGOTIATIONS OF CONTRACTS; RESULTS OF LITIGATION, ARBITRATION OR REGULATORY PROCEEDINGS; AND POLITICAL UNCERTAINTY, INCLUDING ACTIONS BY TERRORISTS, INSURGENT OR OTHER GROUPS, OR OTHER ARMED CONFLICT, INCLUDING CONFLICT BETWEEN STATES. THE IMPACT OF ANY ONE RISK, UNCERTAINTY OR FACTOR ON A PARTICULAR FORWARD-LOOKING STATEMENT IS NOT DETERMINABLE WITH CERTAINTY AS THESE FACTORS ARE INTERDEPENDENT, AND MANAGEMENT'S FUTURE COURSE OF ACTION WOULD DEPEND ON OUR ASSESSMENT OF ALL INFORMATION AT THAT TIME.

ALTHOUGH WE BELIEVE THAT THE EXPECTATIONS CONVEYED BY THE FORWARD-LOOKING STATEMENTS ARE REASONABLE BASED ON INFORMATION AVAILABLE TO US ON THE DATE SUCH FORWARD-LOOKING STATEMENTS WERE MADE, NO ASSURANCES CAN BE GIVEN AS TO FUTURE RESULTS, LEVELS OF ACTIVITY AND ACHIEVEMENTS. UNDUE RELIANCE SHOULD NOT BE PLACED ON THE STATEMENTS CONTAINED HEREIN, WHICH ARE MADE AS OF THE DATE HEREOF AND, EXCEPT AS REQUIRED BY LAW, NEXEN UNDERTAKES NO OBLIGATION TO UPDATE PUBLICLY OR REVISE ANY FORWARD-LOOKING STATEMENTS, WHETHER AS A RESULT OF NEW INFORMATION, FUTURE EVENTS OR OTHERWISE. THE FORWARD-LOOKING STATEMENTS CONTAINED HEREIN ARE EXPRESSLY QUALIFIED BY THIS CAUTIONARY STATEMENT. READERS SHOULD ALSO REFER TO ITEMS 1A AND 7A IN OUR 2007 ANNUAL REPORT ON FORM 10-K FOR FURTHER DISCUSSION OF THE RISK FACTORS.

CAUTIONARY NOTE TO US INVESTORS

     THE UNITED STATES SECURITIES AND EXCHANGE COMMISSION (SEC) PERMITS OIL AND GAS COMPANIES, IN THEIR FILINGS WITH THE SEC, TO DISCUSS ONLY PROVED RESERVES THAT ARE SUPPORTED BY ACTUAL PRODUCTION OR CONCLUSIVE FORMATION TESTS TO BE ECONOMICALLY AND LEGALLY PRODUCIBLE UNDER EXISTING ECONOMIC AND OPERATING CONDITIONS. IN THIS DISCLOSURE, WE MAY REFER TO "RECOVERABLE RESERVES", "PROBABLE RESERVES", "RECOVERABLE RESOURCES" AND "RECOVERABLE CONTINGENT RESOURCES" WHICH ARE INHERENTLY MORE UNCERTAIN THAN PROVED RESERVES. THESE TERMS ARE NOT USED IN OUR FILINGS WITH THE SEC. OUR RESERVES AND RELATED PERFORMANCE MEASURES REPRESENT OUR WORKING INTEREST BEFORE ROYALTIES, UNLESS OTHERWISE INDICATED. PLEASE REFER TO OUR ANNUAL REPORT ON FORM 10-K AVAILABLE FROM US OR THE SEC FOR FURTHER RESERVE DISCLOSURE.

     IN ADDITION, UNDER SEC REGULATIONS, THE SYNCRUDE OIL SANDS OPERATIONS ARE CONSIDERED MINING ACTIVITIES RATHER THAN OIL AND GAS ACTIVITIES. PRODUCTION, RESERVES AND RELATED MEASURES IN THIS RELEASE INCLUDE RESULTS FROM THE COMPANY'S SHARE OF SYNCRUDE. UNDER SEC REGULATIONS, WE ARE REQUIRED TO RECOGNIZE BITUMEN RESERVES RATHER THAN THE UPGRADED PREMIUM SYNTHETIC CRUDE OIL WE WILL PRODUCE AND SELL FROM LONG LAKE.

CAUTIONARY NOTE TO CANADIAN INVESTORS

NEXEN IS AN SEC REGISTRANT AND A VOLUNTARY FORM 10-K (AND RELATED FORMS) FILER. THEREFORE, OUR RESERVES ESTIMATES AND SECURITIES REGULATORY DISCLOSURES FOLLOW SEC REQUIREMENTS. IN CANADA, NATIONAL INSTRUMENT 51-101--STANDARDS OF DISCLOSURE FOR OIL AND GAS ACTIVITIES (NI 51-101) PRESCRIBES THAT CANADIAN COMPANIES FOLLOW CERTAIN STANDARDS FOR THE PREPARATION AND DISCLOSURE OF RESERVES AND RELATED INFORMATION. NEXEN RESERVES DISCLOSURES ARE MADE IN RELIANCE UPON EXEMPTIONS GRANTED TO NEXEN BY CANADIAN SECURITIES REGULATORS FROM CERTAIN REQUIREMENTS OF NI 51-101 WHICH PERMITS US TO:

   o PREPARE OUR RESERVES ESTIMATES AND RELATED DISCLOSURES IN ACCORDANCE WITH SEC DISCLOSURE REQUIREMENTS, GENERALLY ACCEPTED INDUSTRY PRACTICES IN THE US AND THE STANDARDS OF THE CANADIAN OIL AND GAS EVALUATION HANDBOOK (COGE HANDBOOK) MODIFIED TO REFLECT SEC REQUIREMENTS;
   o SUBSTITUTE THOSE SEC DISCLOSURES FOR MUCH OF THE ANNUAL DISCLOSURE REQUIRED BY NI 51-101; AND
   o RELY UPON INTERNALLY-GENERATED RESERVES ESTIMATES AND THE STANDARDIZED MEASURE OF DISCOUNTED FUTURE NET CASH FLOWS AND CHANGES THEREIN, INCLUDED IN THE SUPPLEMENTARY FINANCIAL INFORMATION, WITHOUT THE REQUIREMENT TO HAVE THOSE ESTIMATES EVALUATED OR AUDITED BY INDEPENDENT QUALIFIED RESERVES EVALUATORS.

AS A RESULT OF THESE EXEMPTIONS, NEXEN'S DISCLOSURES MAY DIFFER FROM OTHER CANADIAN COMPANIES AND CANADIAN INVESTORS SHOULD NOTE THE FOLLOWING FUNDAMENTAL DIFFERENCES IN RESERVES ESTIMATES AND RELATED DISCLOSURES CONTAINED HEREIN:

   o SEC REGISTRANTS APPLY SEC RESERVES DEFINITIONS AND PREPARE THEIR PROVED RESERVES ESTIMATES IN ACCORDANCE WITH SEC REQUIREMENTS AND GENERALLY ACCEPTED INDUSTRY PRACTICES IN THE US WHEREAS NI 51-101 REQUIRES ADHERENCE TO THE DEFINITIONS AND STANDARDS PROMULGATED BY THE COGE HANDBOOK;
   o THE SEC MANDATES DISCLOSURE OF PROVED RESERVES AND THE STANDARDIZED MEASURE OF DISCOUNTED FUTURE NET CASH FLOWS AND CHANGES THEREIN CALCULATED USING YEAR-END CONSTANT PRICES AND COSTS ONLY WHEREAS NI 51-101 ALSO REQUIRES DISCLOSURE OF RESERVES AND RELATED FUTURE NET REVENUES USING FORECAST PRICES;
   o THE SEC MANDATES DISCLOSURE OF PROVED AND PROVED DEVELOPED RESERVES BY GEOGRAPHIC REGION ONLY WHEREAS NI 51-101 REQUIRES DISCLOSURE OF MORE RESERVE CATEGORIES AND PRODUCT TYPES;
   o THE SEC DOES NOT PRESCRIBE THE NATURE OF THE INFORMATION REQUIRED IN CONNECTION WITH PROVED UNDEVELOPED RESERVES AND FUTURE DEVELOPMENT COSTS WHEREAS NI 51-101 REQUIRES CERTAIN DETAILED INFORMATION REGARDING PROVED UNDEVELOPED RESERVES, RELATED DEVELOPMENT PLANS AND FUTURE DEVELOPMENT COSTS;
   o THE SEC DOES NOT REQUIRE DISCLOSURE OF FINDING AND DEVELOPMENT (F&D) COSTS PER BOE OF PROVED RESERVES ADDITIONS WHEREAS NI 51-101 REQUIRES THAT VARIOUS F&D COSTS PER BOE BE DISCLOSED. NI 51-101 REQUIRES THAT F&D COSTS BE CALCULATED BY DIVIDING THE AGGREGATE OF EXPLORATION AND DEVELOPMENT COSTS INCURRED IN THE CURRENT YEAR AND THE CHANGE IN ESTIMATED FUTURE DEVELOPMENT COSTS RELATING TO PROVED RESERVES BY THE ADDITIONS TO PROVED RESERVES IN THE CURRENT YEAR. HOWEVER, THIS WILL GENERALLY NOT REFLECT FULL CYCLE FINDING AND DEVELOPMENT COSTS RELATED TO RESERVE ADDITIONS FOR THE YEAR;
   o THE SEC LEAVES THE ENGAGEMENT OF INDEPENDENT QUALIFIED RESERVES EVALUATORS TO THE DISCRETION OF A COMPANY'S BOARD OF DIRECTORS WHEREAS NI 51-101 REQUIRES ISSUERS TO ENGAGE SUCH EVALUATORS AND TO FILE THEIR REPORTS;
   o THE SEC DOES NOT CONSIDER THE UPGRADING COMPONENT OF OUR INTEGRATED OIL SANDS PROJECT AT LONG LAKE AS AN OIL AND GAS ACTIVITY, AND THEREFORE PERMITS RECOGNITION OF BITUMEN RESERVES ONLY. NI 51-101 SPECIFICALLY INCLUDES SUCH ACTIVITY AS AN OIL AND GAS ACTIVITY AND RECOGNIZES SYNTHETIC OIL AS A PRODUCT TYPE, AND THEREFORE PERMITS RECOGNITION OF SYNTHETIC RESERVES. AT YEAR END, WE HAVE RECOGNIZED 285 MILLION BARRELS BEFORE ROYALTIES OF PROVED BITUMEN RESERVES (282 MILLION BARRELS AFTER ROYALTIES) UNDER SEC REQUIREMENTS, WHEREAS UNDER NI 51-101 WE WOULD HAVE RECOGNIZED 233 MILLION BARRELS BEFORE ROYALTIES OF PROVED SYNTHETIC RESERVES (231 MILLION BARRELS AFTER ROYALTIES);
   o THE SEC CONSIDERS OUR SYNCRUDE OPERATION AS A MINING ACTIVITY RATHER THAN AN OIL AND GAS ACTIVITY, AND THEREFORE DOES NOT PERMIT RELATED RESERVES TO BE INCLUDED WITH OIL AND GAS RESERVES. NI 51-101 SPECIFICALLY INCLUDES SUCH ACTIVITY AS AN OIL AND GAS ACTIVITY AND RECOGNIZES SYNTHETIC OIL AS A PRODUCT TYPE, AND THEREFORE PERMITS THEM TO BE INCLUDED WITH OIL AND GAS RESERVES. WE HAVE PROVIDED A SEPARATE TABLE SHOWING OUR SHARE OF THE SYNCRUDE PROVED RESERVES AS WELL AS THE ADDITIONAL DISCLOSURES RELATING TO MINING ACTIVITIES REQUIRED BY SEC REQUIREMENTS; AND
   o ANY RESERVES DATA IN THIS DOCUMENT REFLECTS OUR ESTIMATES OF RESERVES. WHILE WE OBTAIN AN INDEPENDENT ASSESSMENT OF A PORTION OF OUR REVSERVES ESTIMATES, NO INDEPENDENT QUALIFIED RESERVES EVALUATOR OR AUDITOR WAS INVOLVED IN THE PREPARATION OF THE RESERVES DATA DISCLOSED IN THIS FORM 10-K.

THE FOREGOING IS A GENERAL DESCRIPTION OF THE PRINCIPAL DIFFERENCES ONLY. PLEASE NOTE THAT THE DIFFERENCES BETWEEN SEC REQUIREMENTS AND NI 51-101 MAY BE MATERIAL.

NI 51-101 REQUIRES THAT WE MAKE THE FOLLOWING DISCLOSURES:

   o WE USE OIL EQUIVALENTS (BOE) TO EXPRESS QUANTITIES OF NATURAL GAS AND CRUDE OIL IN A COMMON UNIT. A CONVERSION RATIO OF 6 MCF OF NATURAL GAS TO 1 BARREL OF OIL IS USED. BOE MAY BE MISLEADING, PARTICULARLY IF USED IN ISOLATION. THE CONVERSION RATIO IS BASED ON AN ENERGY EQUIVALENCY
     CONVERSION METHOD PRIMARILY APPLICABLE AT THE BURNER TIP AND DOES NOT REPRESENT A VALUE EQUIVALENCY AT THE WELLHEAD; AND
   o BECAUSE RESERVES DATA ARE BASED ON JUDGEMENTS REGARDING FUTURE EVENTS ACTUAL RESULTS WILL VARY AND THE VARIATIONS MAY BE MATERIAL. VARIATIONS AS A RESULT OF FUTURE EVENTS ARE EXPECTED TO BE CONSISTENT WITH THE FACT THAT RESERVES ARE CATEGORIZED ACCORDING TO THE PROBABILITY OF THEIR RECOVERY.

RESOURCES

     NEXEN'S ESTIMATES OF CONTINGENT RESOURCES ARE BASED ON DEFINITIONS SET OUT IN THE CANADIAN OIL AND GAS EVALUATION HANDBOOK WHICH GENERALLY DESCRIBE CONTINGENT RESOURCES AS THOSE QUANTITIES OF PETROLEUM ESTIMATED, AS OF A GIVEN DATE, TO BE POTENTIALLY RECOVERABLE FROM KNOWN ACCUMULATIONS USING ESTABLISHED TECHNOLOGY OR TECHNOLOGY UNDER DEVELOPMENT, BUT WHICH ARE NOT CURRENTLY CONSIDERED TO BE COMMERCIALLY RECOVERABLE DUE TO ONE OR MORE CONTINGENCIES. SUCH CONTINGENCIES MAY INCLUDE, BUT ARE NOT LIMITED TO, FACTORS SUCH AS ECONOMIC, LEGAL, ENVIRONMENTAL, POLITICAL AND REGULATORY MATTERS OR A LACK OF MARKETS. SPECIFIC CONTINGENCIES PRECLUDING THESE CONTINGENT RESOURCES BEING CLASSIFIED AS RESERVES INCLUDE BUT ARE NOT LIMITED TO: FUTURE DRILLING PROGRAM RESULTS, DRILLING AND COMPLETIONS OPTIMIZATION, STAKEHOLDER AND REGULATORY APPROVAL OF FUTURE DRILLING AND INFRASTRUCTURE PLANS, ACCESS TO REQUIRED INFRASTRUCTURE, ECONOMIC FISCAL TERMS, A LOWER LEVEL OF DELINEATION, THE ABSENCE OF REGULATORY APPROVALS, DETAILED DESIGN ESTIMATES AND NEAR-TERM DEVELOPMENT PLANS, AND GENERAL UNCERTAINTIES ASSOCIATED WITH THIS EARLY STAGE OF EVALUATION. THE
     ESTIMATED RANGE OF CONTINGENT RESOURCES REFLECTS CONSERVATIVE AND OPTIMISTIC LIKELIHOODS OF RECOVERY. HOWEVER, THERE IS NO CERTAINTY THAT IT WILL BE COMMERCIALLY VIABLE TO PRODUCE ANY PORTION OF THESE CONTINGENT RESOURCES.

     NEXEN'S  ESTIMATES  OF  DISCOVERED  RESOURCES  (EQUIVALENT  TO  DISCOVERED
     PETROLEUM INITIALLY-IN-PLACE) ARE BASED ON DEFINITIONS SET OUT IN THE CANADIAN OIL AND GAS EVALUATION HANDBOOK WHICH GENERALLY DESCRIBE DISCOVERED RESOURCES AS THOSE QUANTITIES OF PETROLEUM ESTIMATED, AS OF A GIVEN DATE, TO BE CONTAINED IN KNOWN ACCUMULATIONS PRIOR TO PRODUCTION.
     DISCOVERED RESOURCES DO NOT REPRESENT RECOVERABLE VOLUMES. WE DISCLOSE ADDITIONAL INFORMATION REGARDING RESOURCE ESTIMATES IN ACCORDANCE WITH NI 51-101. THESE DISCLOSURES CAN BE FOUND ON OUR WEBSITE AND ON SEDAR.

     CAUTIONARY STATEMENT: IN THE CASE OF DISCOVERED RESOURCES OR A SUBCATEGORY OF DISCOVERED RESOURCES OTHER THAN RESERVES, THERE IS NO CERTAINTY THAT IT WILL BE COMMERCIALLY VIABLE TO PRODUCE ANY PORTION OF THE RESOURCES. IN THE CASE OF UNDISCOVERED RESOURCES OR A SUBCATEGORY OF UNDISCOVERED RESOURCES, THERE IS NO CERTAINTY THAT ANY PORTION OF THE RESOURCES WILL BE DISCOVERED. IF DISCOVERED, THERE IS NO CERTAINTY THAT IT WILL BE COMMERCIALLY VIABLE TO PRODUCE ANY PORTION OF THE RESOURCES.

NEXEN INC.
2008 RESERVE CONTINUITY TABLE
------------------|----------------------------------------------------------------------------|----------|------------------------|
                  |                                OIL AND GAS ACTIVITIES                      |   TOTAL  |   MINING    |   TOAL   |
                  |---------------------------------|---------------|--------------------------|          |-------------|          |
                  |           INTERNATIONAL         |       US      |           CANADA         |    OIL   |             | OIL, GAS |
                  |---------------------------------|---------------|--------------------------|          |             |          |
                  | Yemen        United      Other  |               |                          |    AND   |             |    AND   |
                  |              Kingdom      Intl  |               |                          |          |             |          |
mmboe             |  Oil       Oil    Gas     Oil   |   Oil    Gas  |  Oil      Gas   Bitumen  |    GAS   | SYNCRUDE (3)|  MINING  |
------------------|---------------------------------|---------------|--------------------------|----------|------------------------|
PROVED RESERVES (1)
Dec. 31, 2007          41      203     4        38        25     37     56       62       268         734         324        1,058
Extensions and
 Discoveries            1        5     -         -         -      1      2        6        19          34           8           42
Performance
 Revisions             11       17     -         -         2     (3)    (2)       7         -          32           -           32
Economic
 Revisions              -      (16)    -        (2)       (4)    (1)   (24)      (3)        -         (50)          -          (50)
Production            (22)(4)  (37)   (1)       (2)       (3)    (5)    (6)      (8)       (2)        (86)         (8)         (94)
                   -----------------------------------------------------------------------------------------------------------------
Dec. 31, 2008          31      172     3        34        20     29     26       64       285         664         324          988
                   -----------------------------------------------------------------------------------------------------------------

PROBABLE RESERVES (1,2)

Dec. 31, 2007          15      139     5        60        39     21     24        34      523         860          46          906
Extensions,
 Discoveries &
 Conversions           (1)     (23)    -         -         -     (2)     1       (1)      209         183           -          183
Performance
 Revisions              -       18    (1)       (1)      (17)    (1)    (8)      (6)        -         (16)          -          (16)
Economic
 Revisions             (1)      (2)    -         2       (14)    (2)    (4)      (4)        -         (25)          -          (25)
                   -----------------------------------------------------------------------------------------------------------------
Dec. 31, 2008          13      132     4        61         8     16     13       23       732       1,002          46        1,048
                   -----------------------------------------------------------------------------------------------------------------

PROVED + PROBABLE RESERVES (1,2)

Dec. 31, 2007          56      342     9        98        64     58     80       96       791       1,594         370        1,964
Extensions,
 Discoveries &
 Conversions            -      (18)    -         -         -     (1)     3        5       228         217           8          225
Performance
 Revisions             11       35    (1)       (1)      (15)    (4)   (10)       1         -          16           -           16
Economic
 Revisions             (1)     (18)    -         -       (18)    (3)   (28)      (7)        -         (75)          -          (75)
Production            (22)(4)  (37)   (1)       (2)       (3)    (5)    (6)      (8)       (2)        (86)         (8)         (94)
                   -----------------------------------------------------------------------------------------------------------------
Dec. 31, 2008          44      304     7        95        28     45     39       87     1,017       1,666         370        2,036
                   -----------------------------------------------------------------------------------------------------------------

(1) We internally evaluate all of our reserves and have at least 80% of our proved reserves assessed by independent qualified consultants each year; 99% were assessed this year. Our reserves are also reviewed and approved by our Reserves Committee and our Board of Directors. Reserves represent our working interest before royalties at year-end constant pricing using SEC rules. Gas is converted to equivalent oil at a 6:1 ratio.
(2) Probable reserves are estimated using COGEH standards. US investors should read the Cautionary Note to US Investors in this release.
(3) US investors should read the Cautionary Note to US Investors in this release.
(4)  Production includes volumes used for fuel in Yemen.

NEXEN INC.
FINANCIAL HIGHLIGHTS

                                                                        Three Months                 Twelve Months
                                                                      Ended December 31            Ended December 31
(Cdn$ millions)                                                       2008         2007            2008          2007
------------------------------------------------------------------------------------------------------------------------
Net Sales                                                            1,270        1,597           7,424         5,583
Cash Flow from Operations                                              559        1,079           4,229         3,458
     Per Common Share ($/share)                                       1.08         2.04            8.04          6.56
Net Income (Loss)                                                     (181)         194           1,715         1,086
     Per Common Share ($/share)                                      (0.35)        0.37            3.26          2.06
Capital Investment (1)                                                 917          870           3,066         3,401
Net Debt (2)                                                         4,575        4,404           4,575         4,404
Common Shares Outstanding (millions of shares)                       519.4        528.3           519.4         528.3
                                                                 -------------------------------------------------------

(1) Includes oil and gas development, exploration, and expenditures for other property, plant and equipment.
(2) Net debt is defined as long-term debt and short-term borrowings less cash and cash equivalents.

CASH FLOW FROM OPERATIONS (1)

                                                                        Three Months                 Twelve Months
                                                                      Ended December 31             Ended December 31
(Cdn$ millions)                                                       2008         2007            2008          2007
------------------------------------------------------------------------------------------------------------------------
Oil & Gas and Syncrude
     United Kingdom                                                    451          685           3,308         2,101
     Yemen (2)                                                          95          153             638           664
     Canada                                                             45           49             389           179
     United States                                                     103          125             508           480
     Other Countries                                                    25           26             133            87
     Marketing                                                        (140)           9            (356)           73
     Syncrude                                                           50           90             400           319
                                                                 -------------------------------------------------------
                                                                       629        1,137           5,020         3,903
Chemicals                                                               25           28              85            90
                                                                 -------------------------------------------------------
                                                                       654        1,165           5,105         3,993
Interest and Other Corporate Items                                     (89)         (74)           (292)         (350)
Income Taxes (3)                                                        (6)         (12)           (584)         (185)
                                                                 -------------------------------------------------------
Cash Flow from Operations (1)                                          559        1,079           4,229         3,458
                                                                 =======================================================

(1) Defined as cash flow from operating activities before changes in non-cash working capital and other. We evaluate our performance and that of our business segments based on earnings and cash flow from operations. Cash flow from operations is a non-GAAP term that represents cash generated from operating activities before changes in non-cash working capital and other and excludes items of a non-recurring nature. We consider it a key measure as it demonstrates our ability and the ability of our business segments to generate the cash flow necessary to fund future growth through capital investment and repay debt. Cash flow from operations may not be comparable with the calculation of similar measures for other companies.

                                                                            Three Months               Twelve Months
                                                                          Ended December 31          Ended December 31
 (Cdn$ millions)                                                          2008          2007          2008        2007
 ----------------------------------------------------------------------------------------------------------------------
 Cash Flow from Operating Activities                                     1,055           703         4,354       2,830
 Changes in Non-Cash Working Capital                                      (587)          329          (119)        348
 Other                                                                      97            54            18         307
 Amortization of Premium for Crude Oil Put Options                          (6)           (7)          (24)        (27)
                                                                    ---------------------------------------------------
 Cash Flow from Operations                                                 559         1,079         4,229       3,458
                                                                    ===================================================

 Weighted-average Number of Common Shares Outstanding (millions          519.5         528.1         526.1       527.1
 of shares)
                                                                    ---------------------------------------------------
 Cash Flow from Operations Per Common Share ($/share)                     1.08          2.04          8.04        6.56
                                                                    ===================================================

(2) After in-country cash taxes of $36 million for the three months ended December 31, 2008 (2007 - $75 million) and $275 million for the year ended December 31, 2008 (2008 - $249 million).
(3)  Excludes in-country cash taxes in Yemen.

NEXEN INC.
PRODUCTION VOLUMES (BEFORE ROYALTIES) (1)

                                                                     Three Months                      Twelve Months
                                                                   Ended December 31                 Ended December 31
                                                                  2008           2007                2008        2007
-------------------------------------------------------------------------------------------------------------------------
Crude Oil and NGLs (mbbls/d)
     United Kingdom                                                 92.4           93.4                99.7        81.2
     Yemen                                                          52.6           66.2                56.6        71.6
     Canada                                                         16.2           16.4                16.2        17.1
     United States                                                   3.8           13.9                 9.3        16.4
     Other Countries                                                 5.8            6.2                 5.8         6.2
     Long Lake Bitumen                                               6.6              -                 3.9           -
   Syncrude (mbbls/d) (2)                                           22.3           22.6                20.9        22.1
                                                           --------------------------------------------------------------
                                                                   199.7          218.7               212.4       214.6
                                                           --------------------------------------------------------------
Natural Gas (mmcf/d)
     United Kingdom                                                   15             19                  18          16
     Canada                                                          138            124                 131         118
     United States                                                    31            119                  78         101
                                                           --------------------------------------------------------------
                                                                     184            262                 227         235
                                                           --------------------------------------------------------------

Total Production (mboe/d)                                            230            262                 250         254
                                                           ==============================================================

PRODUCTION VOLUMES (AFTER ROYALTIES)

                                                                     Three Months                    Twelve Months
                                                                  Ended December 31                Ended December 31
                                                                  2008           2007              2008         2007
-------------------------------------------------------------------------------------------------------------------------
Crude Oil and NGLs (mbbls/d)
     United Kingdom                                                 92.4           93.3              99.7         81.2
     Yemen                                                          31.7           33.8              30.6         39.8
     Canada                                                         12.4           12.9              12.3         13.4
     United States                                                   3.3           12.2               8.1         14.5
     Other Countries                                                 5.4            5.7               5.3          5.7
     Long Lake Bitumen                                               6.5             -                3.9            -
   Syncrude (mbbls/d) (2)                                           20.8           18.7              18.2         18.8
                                                           --------------------------------------------------------------
                                                                   172.5          176.6             178.1        173.4
                                                           --------------------------------------------------------------
Natural Gas (mmcf/d)
     United Kingdom                                                  15              19                18            16
     Canada                                                         112             105               109            98
     United States                                                   26             102                66            86
                                                           --------------------------------------------------------------
                                                                    153             226               193           200
                                                           --------------------------------------------------------------

Total Production (mboe/d)                                           198             214               210           207
                                                           ==============================================================

Notes:
(1) We have presented production volumes before royalties as we measure our performance on this basis consistent with other Canadian oil and gas companies.
(2)  Considered a mining operation for US reporting purposes.

NEXEN INC.
OIL AND GAS PRICES AND CASH NETBACK (1)

                                                                            TOTAL                                           TOTAL
                                              Quarters - 2008                YEAR              Quarters - 2007               YEAR
(all dollar amounts in Cdn$         -----------------------------------------------------------------------------------------------
unless noted)                          1st       2nd      3rd       4th      2008       1st       2nd      3rd       4th     2007
-----------------------------------------------------------------------------------|-----------------------------------------------
PRICES:                                                                            |
WTI Crude Oil (US$/bbl)              97.90    123.98   117.98     58.73     99.65  |  58.16     65.03    75.38     90.69    72.31
Nexen Average - Oil (Cdn$/bbl)       93.00    118.00   115.56     59.90     96.92  |  61.69     72.27    75.86     82.80    73.43
NYMEX Natural Gas (US$/mmbtu)         8.75     11.48     8.95      6.41      8.90  |   7.18      7.66     6.24      7.39     7.12
Nexen Average - Gas (Cdn$/mcf)        7.97     10.21     8.65      6.34      8.44  |   7.58      7.52     5.80      6.47     6.81
-----------------------------------------------------------------------------------|----------------------------------------------
                                                                                   |
NETBACKS:                                                                          |
Canada - Heavy Oil                                                                 |
Sales (mbbls/d)                       16.2      16.4     16.0      16.2      16.2  |   17.8      17.2     16.9      16.4     17.1
                                                                                   |
Price Received ($/bbl)               65.94     93.16    97.91     41.14     74.51  |  41.71     41.89    46.76     46.07    44.07
Royalties & Other                    16.65     22.61    24.24      8.81     18.07  |   9.16      9.52    10.93     10.04     9.91
Operating Costs                      15.76     17.17    16.99     16.69     16.66  |  13.65     15.14    14.53     15.22    14.62
-----------------------------------------------------------------------------------|----------------------------------------------
Netback                              33.53     53.38    56.68     15.64     39.78  |  18.90     17.23    21.30     20.81    19.54
-----------------------------------------------------------------------------------|----------------------------------------------
Canada - Natural Gas                                                               |
Sales (mmcf/d)                         127       126      133       138       131  |    118       116      112       124      118
                                                                                   |
Price Received ($/mcf)                7.57      9.67     8.00      6.06      7.73  |   7.16      7.06     5.17      5.88     6.32
Royalties & Other                     1.18      1.53     1.52      1.07      1.32  |   1.26      1.09     0.78      0.86     1.00
Operating Costs                       1.67      1.84     1.84      1.66      1.75  |   1.59      1.81     2.52      1.71     1.90
-----------------------------------------------------------------------------------|----------------------------------------------
Netback                               4.72      6.30     4.64      3.33      4.66  |   4.31      4.16     1.87      3.31     3.42
-----------------------------------------------------------------------------------|----------------------------------------------
Yemen                                                                              |
Sales (mbbls/d)                       62.5      57.4     54.2      51.7      56.4  |   77.5      72.7     69.9      66.2     71.5
                                                                                   |
Price Received ($/bbl)               96.57    120.39   115.92     64.48     99.87  |  63.02     77.34    78.27     88.24    76.29
Royalties & Other                    48.07     59.21    52.47     26.33     46.94  |  28.17     33.84    34.73     43.04    34.69
Operating Costs                       7.76      8.80     7.82      9.80      8.51  |   6.07      6.29     6.72      7.24     6.56
In-country Taxes                     11.82     17.45    16.11      7.60     13.31  |   6.38      9.89    10.03     12.18     9.52
-----------------------------------------------------------------------------------|----------------------------------------------
Netback                              28.92     34.93    39.52     20.75     31.11  |  22.40     27.32    26.79     25.78    25.52
-----------------------------------------------------------------------------------|----------------------------------------------
Syncrude                                                                           |
Sales (mbbls/d)                       19.3      19.1     22.9      22.3      20.9  |   21.4      19.0     25.2      22.6     22.1
                                                                                   |
Price Received ($/bbl)              101.70    130.90   126.56     65.48    105.47  |  70.03     77.12    82.09     88.33    79.76
Royalties & Other                    11.93     22.08    21.89      4.97     15.11  |   8.26     10.33    13.42     15.33    12.02
Operating Costs                      35.16     45.09    32.40     34.67     36.53  |  24.40     29.91    22.37     27.52    25.80
-----------------------------------------------------------------------------------|----------------------------------------------
Netback                              54.61     63.73    72.27     25.84     53.83  |  37.37     36.88    46.30     45.48    41.94
-----------------------------------------------------------------------------------|----------------------------------------------

(1) Defined as average sales price less royalties and other, operating costs, and in-country taxes in Yemen.

NEXEN INC.
OIL AND GAS CASH NETBACK (1) (CONTINUED)

                                                                           TOTAL                                             TOTAL
                                              Quarters - 2008               YEAR               Quarters - 2007                YEAR
(all dollar amounts in Cdn$         -----------------------------------------------------------------------------------------------
unless noted)                          1st       2nd      3rd      4th      2008        1st       2nd      3rd       4th      2007
-----------------------------------------------------------------------------------|-----------------------------------------------
United States                                                                      |
Crude Oil:                                                                         |
   Sales (mbbls/d)                    13.7      11.3      8.5      3.8        9.3  |   21.6      16.0      14.1     13.9      16.4
   Price Received ($/bbl)            94.07    120.77   122.46    58.43     104.94  |  58.49     68.18     74.43    84.33     69.83
Natural Gas:                                                                       |
   Sales (mmcf/d)                      112        99       70       31         78  |    101        86        98      119       101
   Price Received ($/mcf)             9.03     11.80    10.14     8.09      10.07  |   8.58      8.85      6.75     7.27      7.80
Total Sales Volume (mboe/d)           32.4      27.8     20.2      8.9       22.3  |   38.4      30.4      30.5     33.8      33.3
                                                                                   |
Price Received ($/boe)               71.10     91.08    86.75    52.77      79.02  |  55.44     61.04     56.28    60.32     58.16
Royalties & Other                     9.53     12.88    12.30     7.89      11.03  |   6.78      7.71      7.28     8.13      7.45
Operating Costs                       8.20      9.28    15.62    21.58      11.57  |   8.11      9.46      7.40     8.78      8.43
-----------------------------------------------------------------------------------|-----------------------------------------------
Netback                              53.37     68.92    58.83    23.30      56.42  |  40.55     43.87     41.60    43.41     42.28
-----------------------------------------------------------------------------------|-----------------------------------------------
United Kingdom                                                                     |
Crude Oil:                                                                         |
   Sales (mbbls/d)                   108.9      89.0    107.0     96.4      100.3  |   58.8      87.2      83.6     94.5      81.1
   Price Received ($/bbl)            93.38    118.24   114.89     58.6      96.23  |  64.33     74.07     78.06    84.06     76.30
Natural Gas:                                                                       |
   Sales (mmcf/d)                       22        24       18       16         20  |     13        13        16       21        16
   Price Received ($/mcf)             6.82      7.06     7.53     5.44       6.78  |   3.87      3.32      4.99     5.84      4.71
Total Sales Volume (mboe/d)          112.6      93.0    110.0     99.0      103.7  |   60.8      89.3      86.3     98.0      83.7
                                                                                   |
Price Received ($/boe)               91.67    114.95   112.99    57.91      94.45  |  62.92     72.75     76.56    82.29     74.79
Operating Costs                       5.67      7.42     6.71     7.39       6.75  |   9.60      6.59      6.28     6.23      6.94
-----------------------------------------------------------------------------------|-----------------------------------------------
Netback                              86.00    107.53   106.28    50.52      87.70  |  53.32     66.16     70.28    76.06     67.85
-----------------------------------------------------------------------------------|-----------------------------------------------
Other Countries                                                                    |
Sales (mbbls/d)                        6.0       5.7      5.7      5.8        5.8  |    5.8       6.2       6.5      6.2       6.2
                                                                                   |
Price Received ($/bbl)               91.85    113.18   120.11    72.43      98.98  |  59.81     68.04     76.29    79.74     71.29
Royalties & Other                     7.46      8.95     9.42     5.81       7.88  |   4.80      5.62      6.46     6.60      5.90
Operating Costs                       4.74      4.43     5.14     3.79       4.52  |   2.97      3.39      3.34     4.13      3.45
-----------------------------------------------------------------------------------|-----------------------------------------------
Netback                              79.65     99.80   105.55    62.83      86.58  |  52.04     59.03     66.49    69.01     61.94
-----------------------------------------------------------------------------------|-----------------------------------------------
                                                                                   |
Company-Wide                                                                       |
Oil and Gas Sales (mboe/d)           270.1     240.4    250.9    226.9      247.0  |  241.5     254.1     253.9    263.9     253.4
                                                                                   |
Price Received ($/boe)               85.90    108.26   106.22    56.94      89.78  |  59.13     68.48     69.82    75.50     68.46
Royalties & Other                    14.87     19.92    16.98     8.22      15.06  |  12.26     12.65     13.02    14.37     13.10
Operating Costs                       9.46     11.89    10.90    12.01      11.04  |   9.67      9.41      9.26     9.46      9.45
In-country Taxes                      2.74      4.16     3.48     1.73       3.04  |   2.05      2.83      2.76     3.05      2.69
-----------------------------------------------------------------------------------|-----------------------------------------------
Netback                              58.83     72.29    74.86    34.98      60.64  |  35.15     43.59     44.78    48.62     43.22
-----------------------------------------------------------------------------------|-----------------------------------------------

(1) Defined as average sales price less royalties and other, operating costs, and in-country taxes in Yemen.

NEXEN INC.
UNAUDITED CONSOLIDATED STATEMENT OF INCOME
FOR THE THREE AND TWELVE MONTHS ENDED DECEMBER 31

                                                                                   Three Months              Twelve Months
                                                                                 Ended December 31         Ended December 31
(Cdn$ millions, except per share amounts)                                        2008          2007         2008         2007
------------------------------------------------------------------------------------------------------------------------------
Revenues and Other Income
   Net Sales                                                                    1,270        1,597         7,424        5,583
   Marketing and Other (Note 14)                                                  426          249           813        1,021
                                                                          ----------------------------------------------------
                                                                                1,696        1,846         8,237        6,604
                                                                          ----------------------------------------------------
Expenses
   Operating                                                                      337          303         1,335        1,165
   Depreciation, Depletion, Amortization and Impairment (Note 4)                  930          724         2,014        1,767
   Transportation and Other                                                       276          214           967          908
   General and Administrative                                                      92          127           257          374
   Exploration                                                                    157          105           402          326
   Interest (Note 9)                                                               35           34            94          168
                                                                          ----------------------------------------------------
                                                                                1,827        1,507         5,069        4,708
                                                                          ----------------------------------------------------

Income (Loss) before Provision for Income Taxes                                  (131)         339         3,168        1,896
                                                                          ----------------------------------------------------

Provision for Income Taxes
   Current                                                                         42           87           859          434
   Future                                                                          15           55           598          358
                                                                          ----------------------------------------------------
                                                                                   57          142         1,457          792
                                                                          ----------------------------------------------------

Net Income (Loss) before Non-Controlling Interests                               (188)         197         1,711        1,104
   Less: Net Income (Loss) Attributable to Non-Controlling Interests               (7)           3            (4)          18
                                                                          ----------------------------------------------------

Net Income (Loss)                                                                (181)         194         1,715        1,086
                                                                          ====================================================

Earnings (Loss) Per Common Share ($/share)
   Basic (Note 15)                                                              (0.35)        0.37          3.26        2.06
                                                                          ====================================================

   Diluted (Note 15)                                                            (0.35)        0.36          3.22        2.02
                                                                          ====================================================

See accompanying notes to the Unaudited Consolidated Financial Statements.

NEXEN INC.
UNAUDITED CONSOLIDATED BALANCE SHEET

                                                                                              December 31        December 31
(Cdn$ millions, except share amounts)                                                                2008               2007
-----------------------------------------------------------------------------------------------------------------------------
Assets
   Current Assets
      Cash and Cash Equivalents                                                                     2,003                206
      Restricted Cash                                                                                 103                203
      Accounts Receivable (Note 2)                                                                  3,163              3,502
      Inventories and Supplies (Note 3)                                                               484                659
      Other                                                                                           169                 89
                                                                                       --------------------------------------
      Total Current Assets                                                                          5,922              4,659
                                                                                       --------------------------------------

   Property, Plant and Equipment (Note 4)
      Net of Accumulated Depreciation, Depletion, Amortization and
      Impairment of $10,393 (December 31, 2007 - $7,195)                                           14,922             12,498
   Goodwill                                                                                           390                326
   Future Income Tax Assets                                                                           351                268
   Deferred Charges and Other Assets (Note 5)                                                         570                324
                                                                                       --------------------------------------
Total Assets                                                                                       22,155             18,075
                                                                                       ======================================

Liabilities and Shareholders' Equity
   Current Liabilities
      Accounts Payable and Accrued Liabilities (Note 8)                                             3,326              4,180
      Accrued Interest Payable                                                                         67                 54
      Dividends Payable                                                                                26                 13
                                                                                       --------------------------------------
      Total Current Liabilities                                                                     3,419              4,247
                                                                                       --------------------------------------

   Long-Term Debt (Note 9)                                                                          6,578              4,610
   Future Income Tax Liabilities                                                                    2,619              2,290
   Asset Retirement Obligations (Note 11)                                                           1,024                792
   Deferred Credits and Other Liabilities (Note 12)                                                 1,324                459
   Non-Controlling Interests                                                                           52                 67

   Shareholders' Equity (Note 13)
      Common Shares, no par value
      Authorized:      Unlimited
      Outstanding:     2008 - 519,448,590 shares
                       2007 - 528,304,813 shares                                                      981                917
      Contributed Surplus                                                                               2                  3
      Retained Earnings                                                                             6,290              4,983
      Accumulated Other Comprehensive Loss                                                           (134)              (293)
                                                                                       --------------------------------------
      Total Shareholders' Equity                                                                    7,139              5,610
                                                                                       --------------------------------------
   Commitments, Contingencies and Guarantees (Note 16)

                                                                                       --------------------------------------
Total Liabilities and Shareholders' Equity                                                         22,155             18,075
                                                                                       ======================================

See accompanying notes to the Unaudited Consolidated Financial Statements.

NEXEN INC.
UNAUDITED CONSOLIDATED STATEMENT OF CASH FLOWS
FOR THE THREE AND TWELVE MONTHS ENDED DECEMBER 31

                                                                                    Three Months           Twelve Months
                                                                                  Ended December 31      Ended December 31
(Cdn$ millions)                                                                      2008        2007        2008        2007
------------------------------------------------------------------------------------------------------------------------------
Operating Activities
   Net Income (Loss)                                                                 (181)        194       1,715      1,086
   Charges and Credits to Income not Involving Cash (Note 17)                         589         787       2,136      2,073
   Exploration Expense                                                                157         105         402        326
   Changes in Non-Cash Working Capital  (Note 17)                                     587        (329)        119       (348)
   Other                                                                              (97)        (54)        (18)      (307)
                                                                                ----------------------------------------------
                                                                                    1,055         703       4,354      2,830

Financing Activities
   Proceeds from Long-Term Notes                                                        -           -           -      1,660
   Repayment of Medium-Term Notes                                                       -           -        (125)      (150)
   Proceeds from (Repayment of) Term Credit Facilities, Net                             -          70         803       (697)
   Proceeds from (Repayment of) Short-Term Borrowings, Net                              -           2          (4)      (150)
   Proceeds from Canexus Notes                                                          -           -          51          -
   Proceeds from (Repayment of) Term Credit Facilities of Canexus, Net                 (1)         15         (20)        60
   Dividends on Common Shares                                                         (26)        (14)        (92)       (53)
   Distributions Paid to Non-Controlling Interests                                     (6)         (6)        (17)       (28)
   Issue of Common Shares and Exercise of Tandem Options for Shares                    16          12          64         56
   Repurchase of Common Shares for Cancellation (Note 13)                             (38)          -        (338)         -
   Changes in Non-Cash Working Capital (Note 17)                                      (10)          -           -          -
   Other                                                                                -           -           -        (21)
                                                                                ----------------------------------------------
                                                                                      (65)         79         322        677

Investing Activities
   Capital Expenditures
      Exploration and Development                                                    (831)       (823)     (2,895)    (3,132)
      Proved Property Acquisitions                                                    (20)         (1)        (22)      (151)
      Chemicals, Corporate and Other                                                  (66)        (46)       (149)      (118)
   Changes in Non-Cash Working Capital (Note 17)                                       (4)        119        (124)       130
   Changes in Restricted Cash                                                         (37)          5         106        (16)
   Other                                                                              (44)         21        (105)         6
                                                                                ----------------------------------------------
                                                                                   (1,002)       (725)     (3,189)    (3,281)

Effect of Exchange Rate Changes on Cash and Cash Equivalents                          243         (23)        310       (121)
                                                                                ----------------------------------------------

Increase in Cash and Cash Equivalents                                                 231          34       1,797        105

Cash and Cash Equivalents - Beginning of Period                                     1,772         172         206        101
                                                                                ----------------------------------------------

Cash and Cash Equivalents - End of Period                                           2,003         206       2,003        206
                                                                                ==============================================

Cash and cash equivalents at December 31, 2008 consists of cash of $355 million and short-term investments of $1,648 million.

See accompanying notes to the Unaudited Consolidated Financial Statements.

NEXEN INC.
UNAUDITED CONSOLIDATED STATEMENT OF SHAREHOLDERS' EQUITY
FOR THE THREE AND TWELVE MONTHS ENDED DECEMBER 31
                                                                                         Three Months           Twelve Months
                                                                                      Ended December 31       Ended December 31
(Cdn$ millions)                                                                           2008        2007        2008       2007
----------------------------------------------------------------------------------------------------------------------------------
Common Shares
   Balance at Beginning of Period                                                          963        891          917         821
      Issue of Common Shares                                                                 9          4           41          32
      Exercise of Tandem Options for Shares                                                  7          8           23          24
      Accrued Liability Relating to Tandem Options Exercised for Common Shares               6         14           22          40
      Repurchased under Normal Course Issuer Bid (Note 13)                                  (4)         -          (22)          -
                                                                                    ----------------------------------------------
   Balance at End of Period                                                                981        917          981         917
                                                                                    ==============================================

Contributed Surplus
   Balance at Beginning of Period                                                            2          3            3           4
      Stock-Based Compensation Expense                                                       -          -            -           1
      Exercise of Tandem Options                                                             -          -           (1)         (2)
                                                                                    ----------------------------------------------
   Balance at End of Period                                                                  2          3            2           3
                                                                                    ==============================================

Retained Earnings
   Balance at Beginning of Period                                                        6,531      4,825        4,983       3,972
      Net Income (Loss)                                                                   (181)       194        1,715       1,086
      Dividends on Common Shares (Note 13)                                                 (26)       (14)         (92)        (53)
      Transition Adjustment on Adoption of New Inventory Standard                            -        (22)           -         (22)
      Repurchase of Common Shares for Cancellation (Note 13)                               (34)         -         (316)          -
                                                                                    ----------------------------------------------
   Balance at End of Period                                                              6,290      4,983        6,290       4,983
                                                                                    ==============================================

Accumulated Other Comprehensive Loss
   Balance at Beginning of Period                                                         (233)      (304)        (293)       (161)
      Opening Derivatives Designated as Cash Flow Hedges                                     -          -            -          61
      Other Comprehensive Income (Loss)                                                     99         11          159        (193)
                                                                                    ----------------------------------------------
   Balance at End of Period                                                               (134)      (293)        (134)       (293)
                                                                                    ==============================================

NEXEN INC.
UNAUDITED CONSOLIDATED STATEMENT OF COMPREHENSIVE INCOME (LOSS)
FOR THE THREE AND TWELVE MONTHS ENDED DECEMBER 31
                                                                                         Three Months           Twelve Months
                                                                                      Ended December 31       Ended December 31
(Cdn$ millions)                                                                           2008        2007        2008       2007
----------------------------------------------------------------------------------------------------------------------------------
Net Income (Loss)                                                                        (181)        194        1,715       1,086
   Other Comprehensive Income (Loss), Net of Income Taxes:
      Foreign Currency Translation Adjustment:
         Net Gains (Losses) on Investment in Self-Sustaining Foreign Operations           863         (45)       1,228        (867)
         Net Gains (Losses) on Debt Hedges of Self-Sustaining Foreign Operations         (757)         59       (1,062)        738
             (1)
         Realized Translation Adjustments Recognized in Net Income (Loss)                  (7)         (3)          (7)         (3)
      Cash Flow Hedges:
         Realized Mark-to-Market Gains Recognized in Net Income (Loss)                      -           -            -         (61)
                                                                                    ----------------------------------------------
      Other Comprehensive Income (Loss)                                                    99          11          159        (193)
                                                                                    ----------------------------------------------
Comprehensive Income (Loss)                                                               (82)        205        1,874         893
                                                                                    ==============================================

(1) Net of income tax recovery for the three months ended December 31, 2008 of $100 million (2007 - $16 million) and for the twelve months ended December 31, 2008 of $145 million (2007 - $97 million expense). See accompanying notes to the Unaudited Consolidated Financial Statements.

NEXEN INC.

NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS
Cdn$ millions, except as noted

1.   ACCOUNTING POLICIES

Our Unaudited Consolidated Financial Statements are prepared in accordance with Canadian Generally Accepted Accounting Principles (GAAP). In the opinion of management, the Unaudited Consolidated Financial Statements contain all adjustments of a normal and recurring nature necessary to present fairly Nexen Inc.'s (Nexen, we or our) financial position at December 31, 2008 and 2007 and the results of our operations and our cash flows for the three and twelve months ended December 31, 2008 and 2007.

We make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the Unaudited Consolidated Financial Statements, and revenues and expenses during the reporting period. Our management reviews these estimates on an ongoing basis, including those related to accruals, litigation, environmental and asset retirement obligations, recoverability of assets, income taxes, fair values of derivative assets and liabilities, capital adequacy and determination of proved reserves. Changes in facts and circumstances may result in revised estimates and actual results may differ from these estimates.

These Unaudited Consolidated Financial Statements should be read in conjunction with our Audited Consolidated Financial Statements included in our 2007 Annual Report on Form 10-K. Except as described below, the accounting policies we follow are described in Note 1 of the Audited Consolidated Financial Statements included in our 2007 Annual Report on Form 10-K.


CHANGE IN ACCOUNTING POLICIES

CAPITAL DISCLOSURES
On January 1, 2008, we prospectively adopted CICA Section 1535 Capital Disclosures issued by the AcSB. This Section establishes standards for disclosing information about an entity's objectives, policies and processes for managing its capital structure. The disclosures have been included in Note 10.

FINANCIAL INSTRUMENTS DISCLOSURES AND PRESENTATION
On January 1, 2008, we prospectively adopted the following new standards issued by the AcSB: Financial Instruments - Disclosure (Section 3862) and Financial Instruments - Presentation (Section 3863). These accounting standards replaced Financial Instruments - Disclosure and Presentation (Section 3861). The disclosures required by Section 3862 and 3863 provide additional information on the risks associated with our financial instruments and how we manage those risks. The additional disclosures required by these standards are provided in Notes 6 and 7.


NEW ACCOUNTING PRONOUNCEMENTS

In February 2008, the AcSB confirmed that all Canadian publicly accountable enterprises will be required to adopt International Financial Reporting Standards (IFRS) for interim and annual reporting purposes for fiscal years beginning on or after January 1, 2011. We are currently assessing the impact of the convergence of Canadian GAAP with IFRS on our results of operations, financial position and disclosures. A project team has been set up to manage this transition and to ensure successful implementation within the required timeframe.

In February 2008, the AcSB issued Section 3064, Goodwill and Intangible Assets and amended Section 1000, Financial Statement Concepts clarifying the criteria for recognizing assets, intangible assets and internally developed intangible assets. Items that no longer meet the definition of an asset are no longer recognized with assets. The standard is effective for fiscal years beginning on or after October 1, 2008 and early adoption is permitted. We do not expect the adoption of this section to have a material impact on our results of operations or financial position.

In January 2009, the AcSB issued Section 1582, Business Combinations, which replaces former guidance on business combinations. Section 1582 establishes principles and requirements of the acquisition method for business combinations and related disclosures. This statement applies prospectively to business combinations for which the acquisition date is on or after the beginning of the first annual reporting period beginning on or after January 2011 with earlier application permitted. We plan to adopt this standard prospectively effective January 1, 2009 and do not expect the adoption of this statement to have a material impact on our results of operations or financial position.

In  January  2009,  the  AcSB  issued  Sections  1601,  Consolidated  Financial
Statements, and 1602, Non-controlling Interests, which replaces existing guidance. Section 1601 establishes standards for the preparation of consolidated financial statements. Section1602 provides guidance on accounting for a non-controlling interest in a subsidiary in consolidated financial statements subsequent to a business combination. These standards are effective on or after the beginning of the first annual reporting period beginning on or after January 2011 with earlier application permitted. We plan to adopt these standards effective January 1, 2009 and do not expect the adoption will have a material impact on our results of operations or financial position.

2.   ACCOUNTS RECEIVABLE

                                                December 31        December 31
                                                       2008               2007
-------------------------------------------------------------------------------
Trade
   Energy Marketing                                   2,256             2,501
   Oil and Gas                                          639               819
   Chemicals and Other                                   68                60
                                             ----------------------------------
                                                      2,963             3,380
Non-Trade                                               270               132
                                             ----------------------------------
                                                      3,233             3,512
Allowance for Doubtful Receivables                      (70)              (10)
                                             ----------------------------------
Total                                                 3,163             3,502
                                             ==================================

3.   INVENTORIES AND SUPPLIES

                                                December 31        December 31
                                                       2008               2007
-------------------------------------------------------------------------------
Finished Products
   Energy Marketing                                     384               577
   Oil and Gas                                           17                14
   Chemicals and Other                                   16                13
                                             ----------------------------------
                                                        417               604
Work in Process                                           6                 3
Field Supplies                                           61                52
                                             ----------------------------------
Total                                                   484               659
                                             ==================================

4.   PROPERTY PLANT AND EQUIPMENT

DEPRECIATION, DEPLETION, AMORTIZATION AND IMPAIRMENT

In the fourth quarter of 2008, our DD&A expense includes $568 million of impairment expense relating to oil and gas properties in the Gulf of Mexico and North Sea. These properties were written down to their estimated fair value based on their estimated total future discounted net cash flows.

In the Gulf of Mexico, we reduced the carrying value of four shelf properties by $143 million, primarily as a result of low oil and gas prices and higher estimated asset remediation costs. These late-life, mature properties have a shorter production horizon, and therefore are sensitive to near-term commodity prices and to higher abandonment costs. Inflationary pressures in the oil and gas industry increased the estimated future costs to remediate the assets. At Green Canyon 6, we reduced the carrying value of our assets by $107 million to reflect the impact of Hurricane Ike which destroyed a third-party production platform in the third quarter of 2008. This resulted in unexpected and uninsured costs to rebuild facilities.

In the North Sea, we reduced the carrying value of our Ettrick project by $256 million, primarily due to higher costs and lower reserve estimates following drilling and testing activities. We also expensed costs of $62 million related to our Selkirk discovery as we currently have no firm plans to continue with development.

In 2007, our fourth quarter DD&A expense includes $366 million of impairment expense primarily related to our Aspen, Vermilion 320/340 and West Cameron 170 properties in the Gulf of Mexico as we had poor results from capital investments and lower reserve estimates. At Aspen, disappointing results from our investment in development drilling resulted in negative reserve revisions.

At Vermilion 320/340 and West Cameron 170, negative reserve revisions primarily related to gas properties, where unsatisfactory investment results, production performance, revised mapping and higher projected operating costs resulted in a downward revision to reserves estimates. These properties were written down to their estimated fair value equal to estimated total future discounted net cash flows.

SUSPENDED EXPLORATION WELL COSTS

The following table shows the changes in capitalized exploratory well costs during the years ended December 31, 2008 and 2007, and does not include amounts that were initially capitalized and subsequently expensed in the same period.

                                                                                           Twelve Months       Twelve Months
                                                                                                   Ended               Ended
                                                                                             December 31         December 31
                                                                                                    2008                2007
-----------------------------------------------------------------------------------------------------------------------------
Balance at Beginning of Period                                                                     326                   226
   Exploratory Well Costs Capitilized Pending the
     Determination of Proved Reserves                                                              254                   215
   Capitalized Exploratory Well Costs Charged to Expense                                           (81)                  (10)
   Transfers to Wells, Facilities and Equipment Based on
     Determination of Proved Reserves                                                              (29)                  (74)
   Effects of Foreign Exchange Rate Changes                                                         48                   (31)
                                                                                   ------------------------------------------
End of Period                                                                                      518                   326
                                                                                   ==========================================

The following table provides an aging of capitalized exploratory well costs based on the date drilling was completed and shows the number of projects for which exploratory well costs have been capitalized for a period greater than one year after the completion of drilling.

                                                                                           December 31           December 31
                                                                                                  2008                  2007
-----------------------------------------------------------------------------------------------------------------------------
Capitalized for a Period of One Year or Less                                                       239                  202
Capitalized for a Period of Greater than One Year                                                  279                  124
                                                                                   ------------------------------------------
Total                                                                                              518                  326
                                                                                   ==========================================

Number of Projects with Exploratory Well Costs Capitalized for a Period
   Greater than One Year                                                                             7                    5
                                                                                   ------------------------------------------

As at December 31, 2008, we have exploratory costs that have been capitalized for more than one year relating to our interests in two exploratory blocks in the Gulf of Mexico ($120 million), our coalbed methane exploratory activities in Canada ($70 million), three exploratory blocks in the North Sea ($67 million) and our interest in an exploratory block offshore Nigeria ($22 million). These costs relate to projects with exploration wells for which we have not been able to record proved reserves. We are assessing all of these wells and projects, and are working with our partners to prepare development plans, drill additional appraisal wells or to assess commercial viability.

5.   DEFERRED CHARGES AND OTHER ASSETS

                                                                                           December 31           December 31
                                                                                                  2008                  2007
-----------------------------------------------------------------------------------------------------------------------------
Crude Oil Put Options and Natural Gas Swaps (Note 6b)                                              234                    1
Long-Term Energy Marketing Derivative Contracts (Note 6a)                                          217                  248
Long-Term Capital Prepayments                                                                       61                    9
Asset Retirement Remediation Fund                                                                    9                   13
Other                                                                                               49                   53
                                                                                   ------------------------------------------
Total                                                                                              570                  324
                                                                                   ==========================================


6.   FINANCIAL INSTRUMENTS

Financial instruments carried at fair value on our balance sheet include cash and cash equivalents, restricted cash and derivatives used for trading and non-trading purposes. Our other financial instruments including accounts receivable, accounts payable, income taxes payable, accrued interest payable, dividends payable, short-term borrowings and long-term debt are carried at cost or amortized cost. The carrying value of our short-term receivables and payables approximates their fair value because the instruments are near maturity.

In our energy marketing group, we enter into contracts to purchase and sell crude oil, natural gas and other energy commodities, and use derivative contracts, including futures, forwards, swaps and options, for hedging and trading purposes (collectively derivatives). We also use derivatives to manage commodity price risk and foreign currency risk for non-trading purposes. We categorize our derivative instruments as trading or non-trading activities and carry the instruments at fair value on our balance sheet. The fair values are included with amounts receivable or payable and are classified as long-term or short-term based on anticipated settlement date. Any change in fair value is included in marketing and other income.

We carry our long-term debt at amortized cost using the effective interest rate method. At December 31, 2008, the estimated fair value of our long-term debt was $5,686 million (December 31, 2007 - $4,692 million) as compared to the carrying value of $6,578 million (December 31, 2007 - $4,610 million). The fair value of long-term debt is estimated based on prices provided by quoted markets and third-party brokers. The recent economic crisis impacted market prices for corporate bonds and as a result, the estimated fair value of our long-term debt was lower in the fourth quarter of 2008.


DERIVATIVES

(a)  TOTAL CARRYING VALUE OF DERIVATIVE CONTRACTS RELATED TO TRADING ACTIVITIES

The fair value and carrying amounts related to derivative instruments held by our energy marketing operations are as follows:

                                                                                          December 31           December 31
                                                                                                 2008                  2007
----------------------------------------------------------------------------------------------------------------------------
Accounts Receivable                                                                               755                  334
Deferred Charges and Other Assets (1)                                                             217                  248
                                                                                  ------------------------------------------
  Total Trading Derivative Assets                                                                 972                  582
                                                                                  ==========================================

Accounts Payable and Accrued Liabilities                                                          615                  413
Deferred Credits and Other Liabilities (1)                                                        294                  163
                                                                                  ------------------------------------------
  Total Trading Derivative Liabilities                                                            909                  576
                                                                                  ==========================================

  Total Net Trading Derivative Assets (2)                                                          63                    6
                                                                                  ==========================================

(1) These derivative contracts settle beyond 12 months and are considered non-current.
(2) Comprised of $122 million (2007 - $15 million) related to commodity contracts and net losses of $59 million (2007 - $9 million loss) related to US-dollar and Euro forward contracts and swaps.

(b)  TOTAL  CARRYING  VALUE  OF  DERIVATIVE  CONTRACTS  RELATED  TO  NON-TRADING
     ACTIVITIES

The fair value and carrying amounts related to derivative instruments related to non-trading activities are as follows:

                                                                                          December 31           December 31
                                                                                                 2008                  2007
----------------------------------------------------------------------------------------------------------------------------
Accounts Receivable                                                                                 6                    -
Deferred Charges and Other Assets (1)                                                             234                    1
                                                                                  ------------------------------------------
  Total Non-Trading Derivative Assets                                                             240                    1
                                                                                  ==========================================

Accounts Payable and Accrued Liabilities                                                           21                   28
Deferred Credits and Other Liabilities (1)                                                         26                   51
                                                                                  ------------------------------------------
  Total Non-Trading Derivative Liabilities                                                         47                   79
                                                                                  ==========================================

  Total Net Non-Trading Derivative Assets (Liabilities)                                           193                  (78)
                                                                                  ==========================================

(1) These derivative contracts settle beyond 12 months and are considered non-current.


CRUDE OIL PUT OPTIONS

In 2008, we purchased put options on approximately 70,000 bbls/d of our 2009 crude oil production for $14 million. These options establish an annual average Dated Brent floor price of US$60/bbl on these volumes. In September 2008, Lehman Brothers filed for bankruptcy protection. This impacts 25,000 bbls/d of our 2009 put options and the carrying value of these put options has been reduced to nil.

In 2007, we purchased put options on approximately 100,000 bbls/d of our 2008 crude oil production for $24 million. These options established an annual average Dated Brent floor price of US$50/bbl on these volumes. These put options expired out of the money.

The crude oil put options are carried at fair value and are classified as long-term or short-term based on their anticipated settlement date. Fair value of the put options is supported by multiple quotes obtained from third party brokers, which were validated with observable market data to the extent possible. Any change in fair value is included in marketing and other income.

                                                             Notional                             Average             Fair
                                                              Volumes              Term       Floor Price            Value
---------------------------------------------------------------------------------------------------------------------------
                                                             (bbls/d)                           (US$/bbl)   (Cdn$ millions)
Dated Brent Crude Oil Put Options                              45,000              2009                60              233
Dated Brent Crude Oil Put Options                              25,000              2009                60                -
                                                                                                           ----------------
                                                                                                                       233
                                                                                                           ================


FIXED-PRICE NATURAL GAS CONTRACTS AND NATURAL GAS SWAPS

We have fixed-price natural gas sales contracts and offsetting natural gas swaps that are not part of our trading activities. These sales contracts and swaps are carried at fair value and are classified as long-term or short-term based on their anticipated settlement date. Any change in fair value is included in marketing and other income.

                                                             Notional                           Average               Fair
                                                              Volumes              Term           Price              Value
---------------------------------------------------------------------------------------------------------------------------
                                                               (Gj/d)                             ($/Gj)   (Cdn$ millions)
Fixed-Price Natural Gas Contracts                              15,514              2009            2.28               (21)
                                                               15,514              2010            2.28               (26)
Natural Gas Swaps                                              15,514              2009            7.60                  6
                                                               15,514              2010            7.60                  1
                                                      ---------------------------------------------------------------------
                                                                                                                      (40)
                                                                                                           ================

(c)     FAIR VALUE OF DERIVATIVES

For purposes of estimating the fair value of our derivative contracts, wherever possible, we utilize quoted market prices, and if not available, estimates from third-party brokers. These broker estimates are corroborated with multiple sources and/or other observable market data utilizing assumptions that market participants would use when pricing the asset or liability, including assumptions about risk and market liquidity. Inputs to fair valuations may be readily observable, market-corroborated, or generally unobservable. We utilize valuation techniques that seek to maximize the use of observable inputs and minimize the use of unobservable inputs. To value longer-term transactions and transactions in less active markets for which pricing information is not generally available, unobservable inputs may be used.


As a basis for establishing fair value, we utilize a mid-market pricing convention between bid and ask and then adjust our pricing to the ask price when we have a net short position and the bid price when we have a net long position. This adjustment reflects an estimated exit price and incorporates the impact of liquidity when the bid-ask spread widens in less liquid markets. We incorporate the credit risk associated with counterparty default, as well as our own credit risk, into our estimates of fair value.

We classify the fair value of our derivatives according to the following hierarchy based on the amount of observable inputs used to value the instruments.

    o Level 1 - Quoted prices are available in active markets for identical assets or liabilities as of the reporting date. Active markets are those in which transactions occur in sufficient frequency and volume to provide pricing information on an ongoing basis. Level 1 consists of financial instruments such as exchange-traded derivatives and we use information from markets such as the New York Mercantile Exchange.

    o Level 2 - Pricing inputs are other than quoted prices in active markets included in Level 1. Prices in Level 2 are either directly or indirectly observable as of the reported date. Level 2 valuations are based on inputs, including quoted forward prices for commodities, time value, volatility factors, and broker quotations, which can be substantially observed or corroborated in the marketplace. Instruments in this category include non-exchange traded derivatives such as over-the-counter physical forwards and options, including those which have prices similar to quoted market prices. We obtain information from sources such as the Natural Gas Exchange, independent price publications and over-the-counter broker quotes.

    o Level 3 - Valuations in this level are those with inputs which are less observable, unavailable or where the observable data does not support the majority of the instrument's fair value. Level 3 instruments may include items based on pricing services or broker quotes where we are unable to verify the observability of inputs into their prices. Level 3 instruments include longer-term transactions, transactions in less active markets or transactions at locations for which pricing information is not available. In these instances, internally developed methodologies are used to determine fair value which primarily includes extrapolation of observable future prices to similar locations, similar instruments or later time periods.

The following table includes our derivatives that are carried at fair value for our trading and non-trading activities as at December 31, 2008. Financial assets and liabilities are classified in the fair value hierarchy in their entirety based on the lowest level of input that is significant to the fair value measurement. Assessment of the significance of a particular input to the fair value measurement requires judgment and may affect placement within the fair value hierarchy levels.


Net Derivatives                                                           Level 1       Level 2        Level 3       Total
----------------------------------------------------------------------------------------------------------------------------
  Trading Derivatives                                                          13           132           (82)          63
  Non-Trading Derivatives                                                       -           193             -          193
                                                                     -------------------------------------------------------
  Total                                                                        13           325           (82)         256
                                                                     =======================================================


A reconciliation of changes in the fair value of our derivatives classified as Level 3 for the twelve month period ended December 31, 2008 is provided below:


                                                                                                                   Level 3
----------------------------------------------------------------------------------------------------------------------------
Beginning of Period                                                                                                    (7)
  Realized and unrealized gains (losses)                                                                              (64)
  Purchases, issuances and settlements                                                                                 (9)
  Transfers in and/or out of Level 3                                                                                   (2)
                                                                                                               -------------
End of Period                                                                                                         (82)
                                                                                                               =============


Unsettled gains (losses) relating to instruments still held as of December 31, 2008                                    16
                                                                                                               =============


Items classified in Level 3 are generally economically hedged such that gains or losses on positions classified in Level 3 are often offset by gains or losses on positions classified in Level 1 or 2. Transfers into or out of Level 3 represent existing assets and liabilities that were either previously categorized as a higher level for which the inputs became unobservable or assets and liabilities that were previously classified as Level 3 for which the
lowest   significant  input  became  observable  during  the  period.

7.      RISK MANAGEMENT
(a)     MARKET RISK

We invest in significant capital projects, purchase and sell commodities, issue short-term borrowings and long-term debt and invest in foreign operations. These activities expose us to market risk from changes in commodity prices, foreign currency rates and interest rates, which could affect our earnings and the value of the financial instruments we hold. We use derivatives for trading and non-trading purposes as part of our overall risk management policy to manage these market risk exposures.

The following market risk discussion relates primarily to commodity price risk and foreign currency risk related to our financial instruments as our exposure to interest rate risk is immaterial.

COMMODITY PRICE RISK

We are exposed to commodity price movements as part of our normal oil and gas operations, particularly in relation to the prices received for our crude oil and natural gas. Commodity price risk related to conventional and synthetic crude oil prices is our most significant market risk exposure. Crude oil and natural gas are sensitive to numerous worldwide factors, many of which are beyond our control, and are generally sold at contract or posted prices. Changes in global supply and demand fundamentals in the crude oil market and geopolitical events can significantly affect crude oil prices. Changes in crude oil and natural gas prices may significantly affect our results of operations and cash generated from operating activities. Consequently, these changes also may affect the value of our oil and gas properties, our level of spending for exploration and development, and our ability to meet our obligations as they come due.

The majority of our oil and gas production is sold under short-term contracts, exposing us to the risk of near-term price movements. Other energy contracts we enter into also expose us to commodity price risk between the time we purchase and sell contracted volumes. We actively manage these risks by using derivative contracts such as commodity put options.

Our energy marketing business is focused on providing services to our customers and suppliers to meet their energy commodity needs. We market and trade physical energy commodities in selected regions of the world including crude oil, natural gas, electricity and other commodities. We do this by buying and selling physical commodities, by acquiring and holding rights to physical transportation and storage assets for these commodities, and by building strong relationships with our customers and suppliers.

In order to manage the commodity and foreign exchange price risks that come from this physical business, we use financial derivative contracts including energy-related futures, forwards, swaps and options, as well as currency swaps or forwards.

We also seek to profit from our views on the future movement of energy commodity pricing relationships, primarily between different locations, time periods or qualities. We do this by holding open positions, where the terms of physical or financial contracts are not completely matched to offsetting positions. We may also carry exposures to the absolute change in commodity prices based on our market views or as a consequence of managing our physical and financial positions on a day to day basis.

Our risk management activities make use of tools such as Value at Risk (VaR) and stress testing. VaR is a statistical estimate of the expected profit or loss of a portfolio of positions assuming normal market conditions. We use a 95% confidence interval and an assumed two day holding period in our measure, although actual results can differ from this estimate in non-normal market conditions, or if positions are held longer than two days based on market views or a lack of market liquidity to exit them, which is typical for long-term assets and may apply to nearer term positions. We estimate VaR primarily by using the Variance-Covariance method based on historical commodity price volatility and correlation inputs where available, and by historical simulation in other situations. Our estimate is based upon the following key assumptions:

    o changes in commodity prices are either normally or "T" (for natural gas since May 2006) distributed;

    o   price volatility remains stable; and

    o   price correlation relationships remain stable.

We have defined VaR limits for different segments of our business. These limits are calculated on an economic basis and include physical and financial derivatives, as well as physical transportation and storage capacity contracts accounted for as executory contracts in our financial statements. We monitor our positions against these VaR limits daily. Our period end, high, low, and average VaR amounts for the three and twelve months ended December 31 are as follows:

                                                                                        Three Months           Twelve Months
                                                                                      Ended December 31      Ended December 31
Value-at-Risk (Cdn$ millions)                                                         2008       2007        2008        2007
------------------------------------------------------------------------------------------------------------------------------
   Period End                                                                           25         34          25          26
   High                                                                                 30         38          40          38
   Low                                                                                  23         28          19          24
   Average                                                                              26         33          30          30
------------------------------------------------------------------------------------------------------------------------------


If market shock occurred as in 2008, the key assumptions underlying our VaR estimate could be exceeded and the potential loss could be greater than our estimate. We perform stress tests on a regular basis to complement VaR and assess the impact of non-normal changes in prices on our positions.

FOREIGN CURRENCY RISK

Foreign currency risk is created by fluctuations in the fair values or cash flows of financial instruments due to changes in foreign exchange rates. A substantial portion of our activities are transacted in or referenced to US dollars including:

    o   sales of crude oil, natural gas and certain chemicals products;

    o capital spending and expenses for our oil and gas, Syncrude and chemicals operations;

    o commodity derivative contracts used primarily by our energy marketing group; and

    o   short-term borrowings and long-term debt.

In our oil and gas operations, we manage our exposure to fluctuations between the US and Canadian dollar by maintaining our expected net cash flows and borrowings in the same currency. Cash inflows generated by our foreign operations and borrowings on our US-dollar debt facilities are generally used to fund US-dollar capital expenditures and debt repayments. We maintain revolving Canadian and US-dollar borrowing facilities that can be used or repaid depending on expected net cash flows. We designate most of our US-dollar borrowings as a hedge against our US-dollar net investment in self-sustaining foreign operations. At December 31, 2008, we had US$5,432 million of long-term debt issued in US dollars and a one cent change in the US dollar to Canadian dollar exchange rate would increase or decrease our accumulated other comprehensive income by approximately $52 million, before income tax.

We also have exposures to currencies other than the US dollar including a portion of our UK operating expenses, capital spending and future asset retirement obligations which are denominated in British pounds and Euros. We do not have any material exposure to highly inflationary foreign currencies. In our energy marketing group, we enter into transactions in various currencies including Canadian and US dollars, British pounds and Euros. We actively manage significant currency exposures using forward contracts and swaps.

(b)      CREDIT RISK

Credit risk affects both our trading and non-trading activities and is the risk of loss if counterparties do not fulfill their contractual obligations. Most of our credit exposures are with counterparties in the energy industry, including integrated oil companies, refiners and utilities, and are subject to normal industry credit risk. Approximately 71% of our exposure is with these large energy companies. This concentration of risk within the energy industry is reduced because of our broad base of domestic and international counterparties. We take the following measures to reduce this risk:

    o assess the financial strength of our counterparties through a rigorous credit analysis process;
    o limit the total exposure extended to individual counterparties, and may require collateral from some counterparties;
    o routinely monitor credit risk exposures, including sector, geographic and corporate concentrations of credit, and report these to our Risk Management Committee and the Finance Committee of the board;
    o set credit limits based on rating agency credit ratings and internal assessments based on company and industry analysis;
    o   review counterparty credit limits regularly; and
    o use standard agreements that allow for the netting of exposures associated with a single counterparty.

We believe these measures minimize our overall credit risk. However, there can be no assurance that these processes will protect us against all losses from non-performance. During 2008, we have taken the following specific actions for certain counterparties deemed to be at higher risk of non-performance:

    o   ceased trading activities;
    o   significantly reduced and, in some cases, revoked credit privileges;
    o   redirected  business  to i)  exchanges  or  clearing  houses;  and  ii)
        entities  with  physical-based   operations;
    o   increased "set off" arrangements with  counterparties;  and
    o   increased collateral and margining requirements where possible.

At December 31, 2008, only one counterparty individually made up more than 10% of our credit exposure. This counterparty is a major integrated oil company with a strong investment grade rating. No other counterparties made up more than 5% of our credit exposure. The following table illustrates the composition of credit exposure by credit rating.

                                                                                           December 31           December 31
Credit Rating                                                                                     2008                  2007
------------------------------------------------------------------------------------------------------------------------------
A or higher                                                                                        65%                   68%
BBB                                                                                                29%                   27%
Non-Investment Grade                                                                                6%                    5%
                                                                                   -------------------------------------------
Total                                                                                             100%                  100%
                                                                                   -------------------------------------------


Our maximum counterparty credit exposure at the balance sheet date consists primarily of the carrying amounts of non-derivative financial assets such as accounts receivable, cash and cash equivalents, restricted cash, as well as the fair value of derivative financial assets. In September 2008, Lehman Brothers filed for bankruptcy protection and our exposure at the time was approximately $39 million. This amount was provided for even though we continue to pursue recovery. We also provided an additional $15 million for credit risk with our counterparties. In addition, we incorporate the credit risk associated with counterparty default, as well as Nexen's own credit risk, into our estimates of fair value.

Collateral received from customers at December 31, 2008 includes $90 million of cash and $311 million of letters of credit. The cash received is included in accounts payable and accrued liabilities.

(c)      LIQUIDITY RISK

Liquidity risk is the risk that we will not be able to meet our financial obligations as they fall due. We require liquidity specifically to fund capital requirements, satisfy financial obligations as they become due, and to operate in our energy marketing business. We generally rely on operating cash flows to provide liquidity and we also maintain significant undrawn committed credit facilities. At December 31, 2008, we had about $4.5 billion of cash and available committed lines of credit (US$3.7 billion). This includes $2 billion of cash and cash equivalents on hand. Of this amount, approximately US$1 billion was a result of draws made on our term credit facilities, which were used for an internal reorganization and financing of our North Sea assets. In addition, we have undrawn term credit facilities of $2.5 billion (US$2.1 billion), of which $381 million (US$311 million) was supporting letters of credit at December 31, 2008. These facilities are available until 2012. We also have $613 million (US$501 million) of undrawn, uncommitted credit facilities, of which $29 million (US$24 million) was supporting letters of credit at year end. Subsequent to year end, we used $735 million of our available liquidity to acquire an additional 15% interest in the Long Lake Project.

The following table details the contractual maturities for our non-derivative financial liabilities, including both the principal and interest cash flows at December 31, 2008:


                                                                Less than                                           More Than
                                                 Total            1 Year        1-3 Years         4-5 Years          5 Years
------------------------------------------------------------------------------------------------------------------------------
Long-Term Debt                                   6,652                 -              223             1,898             4,531
Interest on Long-Term Debt (1)                   7,611               331              662               657             5,961
                                       ---------------------------------------------------------------------------------------
Total                                           14,263               331              885             2,555            10,492
                                       =======================================================================================


(1) Excludes  interest  on  term  credit  facilities  of $3.7  billion  (US$3.1 billion) and Canexus term credit facilities of $420 million (US$343 million) as the amounts drawn on the facilities fluctuate. Based on amounts drawn at December 31, 2008 and existing variable interest rates, we would be required to pay $19 million per year until the outstanding amounts on the term credit facilities are repaid.

The following table details contractual maturities for our derivative financial liabilities. The balance sheet amounts for derivative financial liabilities included below are not materially different from the contractual amounts due on maturity.

                                                                Less Than                                          More Than
                                                 Total            1 Year        1-3 Years         4-5 Years         5 Years
------------------------------------------------------------------------------------------------------------------------------
Trading Derivatives                                909               615              264                25                 5
Non-Trading Derivatives                             47                21               26                 -                 -
                                       ---------------------------------------------------------------------------------------
Total                                              956               636              290                25                 5
                                       =======================================================================================


The commercial agreements our energy marketing group enters into often include financial assurance provisions that allow us and our counterparties to effectively manage credit risk. The agreements normally require collateral to be posted if an adverse credit-related event occurs, such as a drop in credit ratings to non-investment grade. Based on contracts in place and commodity prices at December 31, 2008, we could be required to post collateral of up to $1.3 billion if we were downgraded to non-investment grade. These obligations are reflected on our balance sheet. The posting of collateral secures the payment of such amounts. In the event of a ratings downgrade, we have trading inventories and receivables that can be quickly monetized as well as significant undrawn credit facilities.

At December 31, 2008, collateral we have posted with counterparties includes $60 million of cash and $194 million of letters of credit related to our trading activities. Cash posted is included with our accounts receivable. Cash collateral is not normally applied to contract settlement. Once a contract has been settled, the collateral amounts are refunded. If there is a default, the cash is retained.

Our   exchange-traded   derivative   contracts   are  also  subject  to  margin
requirements. We have margin deposits of $103 million (December 31, 2007 - $203 million), which have been included in restricted cash.

8.      ACCOUNTS PAYABLE AND ACCRUED LIABILITIES

                                                                                           December 31           December 31
                                                                                                  2008                  2007
-----------------------------------------------------------------------------------------------------------------------------
Accrued Payables                                                                                 2,033                2,546
Energy Marketing Derivative Contracts (Note 6a)                                                    615                  413
Trade Payables                                                                                     303                  578
Stock-based Compensation                                                                            97                  393
Income Taxes Payable                                                                                69                   45
Other                                                                                              209                  205
                                                                                   ------------------------------------------
Total                                                                                            3,326                4,180
                                                                                   ------------------------------------------
9.      LONG-TERM DEBT AND SHORT-TERM BORROWINGS

                                                                                           December 31           December 31
                                                                                                  2008                  2007
-----------------------------------------------------------------------------------------------------------------------------
Medium-Term Notes, due 2008 (a)                                                                      -                   125
Canexus Term Credit Facilities, due 2011 (US$182 million drawn) (b)                                223                   202
Term Credit Facilities, due 2012 (US$1 billion drawn) (c)                                        1,225                   211
Canexus Notes, due 2013 (US$50 million) (d)                                                         61                     -
Notes, due 2013 (US$500 million)                                                                   612                   494
Notes, due 2015 (US$250 million)                                                                   306                   247
Notes, due 2017 (US$250 million)                                                                   306                   247
Notes, due 2028 (US$200 million)                                                                   245                   198
Notes, due 2032 (US$500 million)                                                                   612                   494
Notes, due 2035 (US$790 million)                                                                   968                   781
Notes, due 2037 (US$1,250 million)                                                               1,531                 1,235
Subordinated Debentures, due 2043 (US$460 million)                                                 563                   454
                                                                                   ------------------------------------------
                                                                                                 6,652                 4,688
Unamortized Debt Issue Costs                                                                       (74)                  (78)
                                                                                   ------------------------------------------
Total                                                                                            6,578                 4,610
                                                                                   ==========================================


(a)     MEDIUM-TERM NOTES, DUE 2008

During October 1997, we issued $125 million of notes with interest payable semi-annually at a rate of 6.3%. The principal of $125 million was repaid in full in June 2008.

(b)     CANEXUS TERM CREDIT FACILITIES

Canexus has $420 million (US$343 million) of committed, secured term credit facilities, available until 2011. At December 31, 2008, $223 million (US$182 million) was drawn on these facilities (2007 - $202 million (US$204 million)). Borrowings are available as Canadian bankers' acceptances, LIBOR-based loans, Canadian prime rate loans or US-dollar base rate loans. Interest is payable monthly at floating rates. The term credit facilities are secured by a floating charge debenture over all of Canexus' assets. The credit facility also contains covenants with respect to certain financial ratios for Canexus. The weighted-average interest rate on the Canexus term credit facilities was 4.2% for the three months ended December 31, 2008 (2007 - 5.9%) and 4.4% for the twelve months ended December 31, 2008 (2007 - 6.1%).

(c)     TERM CREDIT FACILITIES

We have unsecured term credit facilities of $3.7 billion (US$3.1 billion), available until 2012. At December 31, 2008 $1.2 billion (US$1 billion) was drawn on these facilities (2007 - $211 million (US$214 million)). Borrowings are available as Canadian bankers' acceptances, LIBOR-based loans, Canadian prime rate loans, US-dollar base rate loans or British pound call-rate loans. Interest is payable at floating rates. The weighted-average interest rate on our term credit facilities was 2.1% for the three months ended December 31, 2008 (2007 - 5.5%) and 2.8% for the twelve months ended December 31, 2008 (2007
- 5.8%). At December 31, 2008, $381 million (US$311 million) of these facilities were utilized to support outstanding letters of credit (December 31, 2007 - $283 million (US$286 million)).

(d)     CANEXUS NOTES, DUE 2013

During the second quarter of 2008, Canexus issued US$50 million of notes. Interest is payable quarterly at a rate of 6.57%, and the principal is to be repaid in May 2013. Canexus may redeem part or all of the notes at any time. The redemption price will be the greater of par and an amount that provides the same yield as a US Treasury security having a term to maturity equal to the remaining term of the notes plus 0.2%.

(e)     SHORT-TERM BORROWINGS

Nexen has uncommitted, unsecured credit facilities of approximately $613 million (US$501 million), none of which were drawn at December 31, 2008 (2007 -
nil). We utilized $29 million (US$24 million) of these facilities to support outstanding letters of credit at December 31, 2008 (December 31, 2007 - $196 million (US$198 million)). Interest is payable at floating rates. The weighted-average interest rate on our short-term borrowings was 2.2% for the three months ended December 31, 2008 (2007 - 5.3%) and 3.2% for the twelve months ended December 31, 2008 (2007 - 5.8%).

(f)     INTEREST EXPENSE

                                                                                    Three Months            Twelve Months
                                                                                  Ended December 31       Ended December 31
                                                                                  2008         2007        2008        2007
-----------------------------------------------------------------------------------------------------------------------------
Long-Term Debt                                                                      95          79          315         323
Other                                                                                4           4           19          18
                                                                            -------------------------------------------------
                                                                                    99          83          334         341
   Less: Capitalized                                                               (64)        (49)        (240)       (173)
                                                                            -------------------------------------------------
Total                                                                               35          34           94         168
                                                                            =================================================


Capitalized interest relates to and is included as part of the cost of our oil and gas and Syncrude properties. The capitalization rates are based on our weighted-average cost of borrowings.

10. CAPITAL DISCLOSURES

Our objective for managing our capital structure is to ensure that we have the financial capacity, liquidity and flexibility to fund our investment in full-cycle exploration and development of conventional and unconventional resources and for energy marketing activities. We generally rely on operating cash flows to fund capital investments. However, given the long cycle-time of some of our development projects which require significant capital investment prior to cash flow generation and volatile commodity prices, it is not unusual for capital expenditures to exceed our cash flow from operating activities in any given period. As such, our financing needs depend on the timing of expected net cash flows in a particular development or commodity cycle. This requires us to maintain financial flexibility and liquidity. Our capital management policies are aimed at:

    o maintaining an appropriate balance between short-term borrowings, long-term debt and shareholders' equity;
    o maintaining sufficient undrawn committed credit capacity to provide liquidity;
    o ensuring ample covenant room permitting us to draw on credit lines as required; and
    o ensuring we maintain a credit rating that is appropriate for our circumstances.

We have the ability to make adjustments to our capital structure by issuing additional equity or debt, returning cash to shareholders and making adjustments to our capital investment programs. Our capital consists of shareholders' equity, short-term borrowings, long-term debt, and cash and cash equivalents as follows:

                                                                                           December 31           December 31
Net Debt (1)                                                                                      2008                  2007
----------------------------------------------------------------------------------------------------------------------------
Long-term Debt                                                                                   6,578                4,610
  Less: Cash and Cash Equivalents                                                               (2,003)                (206)
                                                                                   -----------------------------------------
Total                                                                                            4,575                4,404
                                                                                   =========================================

Shareholders' Equity                                                                             7,139                5,610
                                                                                   =========================================

(1) Includes all of our borrowings and is calculated as long-term debt and short-term borrowings less cash and cash equivalents.

We monitor the leverage in our capital structure by reviewing the ratio of net debt to cash flow from operating activities and interest coverage ratios at various commodity prices.

We use the ratio of net debt to cash flow from operating activities as a key indicator of our leverage and to monitor the strength of our balance sheet. Net debt is a non-GAAP measure that does not have any standard meaning prescribed by GAAP and is therefore unlikely to be comparable to similar measures presented by others. We calculate net debt using the GAAP measures of long-term debt and short-term borrowings less cash and cash equivalents (excluding restricted cash).

For the twelve months ended December 31, 2008, our net debt to cash flow from operating activities ratio was 1.1 times compared to 1.6 times at December 31, 2007. While we typically expect the target ratio to fluctuate between 1.0 and
2.0 times under normalized commodity prices, this can be higher when we identify strategic opportunities requiring additional investment. Whenever we exceed our target ratio, we develop a strategy to reduce our leverage and lower this ratio back to target levels over time.

Our interest coverage ratio allows us to monitor our ability to fund the interest requirements associated with our debt. Our interest coverage strengthened in 2008 from 12.1 times at the end of 2007 to 15.6 times at December 31, 2008.

Interest coverage is calculated by dividing our twelve-month trailing earnings before interest, taxes, DD&A (EBITDA) by interest expense before capitalized interest. EBITDA is a non-GAAP measure which is calculated using net income excluding interest expense, provision for income taxes, exploration expenses, DD&A, impairment and other non-cash expenses. The calculation of EBITDA is set out in the following table.

                                                                                         Twelve Months        Twelve Months
                                                                                                 Ended                Ended
                                                                                           December 31          December 31
                                                                                                  2008                 2007
-----------------------------------------------------------------------------------------------------------------------------
Net Income                                                                                       1,715                1,086
  Add:
   Interest Expense                                                                                 94                  168
   Provision for Income Taxes                                                                    1,457                  792
   Depreciation, Depletion, Amortization and Impairment                                          2,014                1,767
   Exploration Expense                                                                             402                  326
   Recovery of Non-Cash Stock-Based Compensation                                                  (272)                (109)
   Change in Fair Value of Crude Oil Put Options                                                  (203)                  43
   Other Non-Cash Expenses                                                                          (1)                  14
                                                                                   ------------------------------------------
EBITDA                                                                                           5,206                4,087
                                                                                   ==========================================

11.     ASSET RETIREMENT OBLIGATIONS

Changes in carrying amounts of the asset retirement obligations associated with our property, plant and equipment are as follows:

                                                                                   Twelve Months Ended   Twelve Months Ended
                                                                                           December 31           December 31
                                                                                                  2008                  2007
-----------------------------------------------------------------------------------------------------------------------------
Balance at Beginning of Period                                                                     832                   704
  Obligations Incurred with Development Activities                                                  32                   105
  Obligations Settled                                                                              (45)                  (23)
  Accretion Expense                                                                                 58                    44
  Revisions to Estimates                                                                           159                    79
  Effects of Changes in Foreign Exchange Rate                                                       23                   (77)
                                                                                   ------------------------------------------
End of Period (1)(2)                                                                             1,059                  832
                                                                                   ==================== =====================


(1) Obligations due within 12 months of $35 million (2007 - $40 million) have been included in accounts payable and accrued liabilities.
(2) Obligations relating to our oil and gas activities amount to $1,009 million (2007 - $786 million) and obligations relating to our chemicals business amount to $50 million (2007 - $46 million).

Our total estimated undiscounted inflated asset retirement obligations amount to $2,393 million (2007 - $2,165 million). We have discounted the total estimated asset retirement obligations using a weighted-average, credit-adjusted, risk-free rate of 5.9% (2007-5.9%). Approximately $409 million included in our asset retirement obligations will be settled over the next five years. The remaining obligations settle beyond five years and will be funded by future cash flows from our operations.

12.     DEFERRED CREDITS AND OTHER LIABILITIES

                                                                                           December 31           December 31
                                                                                                  2008                  2007
-----------------------------------------------------------------------------------------------------------------------------
Deferred Tax Credit                                                                                709                    -
Long-Term Energy Marketing Derivative Contracts (Note 6a)                                          294                  163
Deferred Transportation Revenue                                                                     69                   82
Fixed-Price Natural Gas Contracts and Swaps (Note 6b)                                               26                   51
Defined Benefit Pension Obligations                                                                 67                   57
Capital Lease Obligations                                                                           53                   52
Other                                                                                              106                   54
                                                                                   ------------------------------------------
Total                                                                                            1,324                  459
                                                                                   ==========================================


During the third quarter of 2008, we completed an internal reorganization and financing of our assets in the North Sea which provided us with an additional one-time tax deduction in the UK. As these transactions were completed within our consolidated group, we are unable to recognize the benefit of the tax deductions until the assets are recognized in income by way of a sale to a third party or depletion through use. Accordingly, we have deferred recognizing $709 million of tax deductions in our unaudited consolidated statement of income.

13.     SHAREHOLDERS' EQUITY

(a)     DIVIDENDS

Dividends per common share for the three months ended December 31, 2008 were $0.05 per common share (2007 - $0.025). Dividends per common share for the twelve months ended December 31, 2008 were $0.18 (2007 - $0.10). Dividends paid to holders of common shares have been designated as "eligible dividends" for Canadian tax purposes.

(b)     NORMAL COURSE ISSUER BID

In July 2008, we received approval from the Toronto Stock Exchange (TSX) for a Normal Course Issuer Bid to repurchase up to a maximum of 52,914,046 common shares between August 6, 2008 and August 5, 2009. During the three months ended December 31, 2008, we repurchased and cancelled approximately two million common shares acquired on the open market through the TSX at an average price of $17.66 per common share, totaling $38 million. Of the amount paid, $4 million reduced the book value of our common shares and the excess of $34 million reduced retained earnings. During the twelve months ended December 31, 2008, we repurchased and cancelled approximately 12 million common shares acquired on the open market through the TSX at an average price of $27.85 per common share, totaling $338 million. Of the amount paid, $22 million reduced the book value of our common shares and the excess of $316 million reduced retained earnings.

14.     MARKETING AND OTHER INCOME

                                                                                       Three Months           Twelve Months
                                                                                     Ended December 31      Ended December 31
                                                                                      2008       2007        2008        2007
-------------------------------------------------------------------------------------------------------------------------------
Marketing Revenue, Net                                                                  86        209         467         959
Change in Fair Value of Crude Oil Put Options                                          204        (12)        203         (43)
Interest                                                                                 8         10          28          39
Foreign Exchange Gains (Losses)                                                        162         32         128         (22)
Other                                                                                  (34)        10         (13)         88
                                                                                -----------------------------------------------
Total                                                                                  426        249         813       1,021
                                                                                ===============================================

15.     EARNINGS PER COMMON SHARE

We calculate basic earnings per common share using net income divided by the weighted-average number of common shares outstanding. We calculate diluted earnings per common share in the same manner as basic, except we use the weighted-average number of diluted common shares outstanding in the denominator.

                                                                                      Three Months            Twelve Months
                                                                                    Ended December 31       Ended December 31
(millions of shares)                                                                  2008       2007        2008        2007
-------------------------------------------------------------------------------------------------------------------------------
Weighted-average number of common shares, basic                                      519.5      528.1       526.1       527.1
Shares issuable pursuant to tandem options                                               -       21.3        18.8        26.6
Shares to be notionally purchased from proceeds of tandem options                        -      (12.4)      (12.7)      (15.7)
                                                                                -----------------------------------------------
Weighted-average number of common shares, diluted                                    519.5      537.0       532.2       538.0
                                                                                ===============================================


In calculating the weighted-average number of diluted common shares outstanding for the three months ended December 31, 2008, all tandem options were excluded because they have an anti-dilutive impact on the loss per share amounts. In calculating the weighted-average number of diluted common shares outstanding for the twelve months ended December 31, 2008, we excluded 5,694,055 tandem options, because their exercise price was greater than the average common share market price in the period. In calculating the weighted-average number of diluted common shares outstanding for the three and twelve months ended December 31, 2007, we excluded 4,081,000 and 49,333 tandem options respectively, because their exercise price was greater than the average common share market price in the period. During the periods presented, outstanding tandem options were the only potential dilutive instruments.

16.     COMMITMENTS, CONTINGENCIES AND GUARANTEES

As described in Note 15 to the Audited Consolidated Financial Statements included in our 2007 10-K, there are a number of lawsuits and claims pending, the ultimate results of which cannot be ascertained at this time. We record costs as they are incurred or become determinable. We believe the resolution of these matters would not have a material adverse effect on our liquidity, consolidated financial position or results of operations.

17.     CASH FLOWS

(a)     CHARGES AND CREDITS TO INCOME NOT INVOLVING CASH

                                                                                    Three Months           Twelve Months
                                                                                  Ended December 31      Ended December 31
                                                                                      2008       2007        2008        2007
-------------------------------------------------------------------------------------------------------------------------------
Depreciation, Depletion, Amortization and Impairment                                   930         724      2,014       1,767
Stock-Based Compensation                                                               (62)         23       (272)       (109)
Provision for Future Income Taxes                                                       15          55        598         358
Change in Fair Value of Crude Oil Put Options                                         (204)         12       (203)         43
Net Income (Loss) Attributable to Non-Controlling Interests                             (7)          3         (4)         18
Other                                                                                  (83)        (30)         3          (4)
                                                                                -----------------------------------------------
Total                                                                                  589         787      2,136       2,073
                                                                                ===============================================
(b) Changes in non-cash working capital

                                                                                      Three Months            Twelve Months
                                                                                    Ended December 31       Ended December 31
                                                                                      2008       2007        2008        2007
-------------------------------------------------------------------------------------------------------------------------------
   Accounts Receivable                                                               1,771        (852)       950        (797)
   Inventories and Supplies                                                            374        (118)       246         (97)
   Other Current Assets                                                                 85           3          5         (15)
   Accounts Payable and Accrued Liabilities                                         (1,657)        771     (1,232)        691
   Other                                                                                 -         (14)        26           -
                                                                                -----------------------------------------------
Total                                                                                  573        (210)        (5)       (218)
                                                                                ===============================================

Relating to:
   Operating Activities                                                                587        (329)       119        (348)
   Financing Activities                                                                (10)          -          -           -
   Investing Activities                                                                 (4)        119       (124)        130
                                                                                -----------------------------------------------
Total                                                                                  573        (210)        (5)       (218)
                                                                                ===============================================
(c) Other cash flow information

                                                                                    Three Months           Twelve Months
                                                                                  Ended December 31      Ended December 31
                                                                                      2008       2007        2008        2007
-------------------------------------------------------------------------------------------------------------------------------
Interest Paid                                                                          107          95        319         328
Income Taxes Paid                                                                      239         124      1,055         408
                                                                                -----------------------------------------------


Cash flow from other operating activities includes cash outflows related to geological and geophysical expenditures of $65 million for the three months ended December 31, 2008 (2007 - $44 million) and $137 million for the twelve months ended December 31, 2008 (2007 - $123 million).

18.     SUBSEQUENT EVENT

In January 2009, we completed the acquisition of an additional 15% interest in the Long Lake Project and the joint venture lands for $735 million.

19.     OPERATING SEGMENTS AND RELATED INFORMATION

Nexen is involved in activities relating to Oil and Gas, Energy Marketing, Syncrude and Chemicals in various geographic locations as described in Note 20 to the Audited Consolidated Financial Statements included in our 2007 Annual Report on Form 10-K.

THREE MONTHS ENDED DECEMBER 31, 2008

                                                                                                               Corporate
                                                                                    Energy                           and
(Cdn$ millions)                                 Oil and Gas                      Marketing   Syncrude   Chemicals  Other    Total
----------------------------------------------------------------------------------------------------------------------------------
                                                 United      United         Other
                              Yemen   Canada     States     Kingdom   Countries(1)
                            ------------------------------------------------------
Net Sales                      181       111        147       527         36          18        124        126       -      1,270
Marketing and Other              3         1          -       (12)        (2)         86          3        (37)    384 (2)    426
                            ------------------------------------------------------------------------------------------------------
Total Revenues                 184       112        147       515         34         104        127         89     384      1,696

Less: Expenses
  Operating                     47        45         17        67          3          10         72         76       -        337
  Depreciation, Depletion,
   Amortization and
     Impairment (3)             40        64        283       494          5           8         13         12      11        930
  Transportation and Other       2         2          1        (2)         -         231          5         14      23        276
  General and
     Administrative (4)          2         7         15        (1)        (1)         16          -          9      45         92
  Exploration                    3        38         39        44         33 (5)       -          -          -       -        157
  Interest                       -         -          -         -          -           -          -          4      31         35
                            ------------------------------------------------------------------------------------------------------
Income (Loss)
  before Income Taxes           90       (44)      (208)      (87)        (6)       (161)        37        (26)    274       (131)
Less: Provisions for
  (Recovery of) Income Taxes    30       (12)       (74)      (55)        (1)        (30)        10         (3)    192         57
Less: Non-Controlling
  Interests                      -         -          -         -          -           -          -         (7)      -         (7)
                            ------------------------------------------------------------------------------------------------------
Net Income (Loss)               60       (32)      (134)      (32)        (5)       (131)        27        (16)     82       (181)
                            ======================================================================================================

Identifiable Assets            342     6,643 (6)  2,044     6,632        701       3,280 (7)  1,198        573     742     22,155
                            ======================================================================================================
Capital Expenditures
  Development and Other         31       325         71       135        117           5         16         31      30        761
  Exploration                    -        79          7        32         18           -          -          -       -        136
  Proved Property
     Acquisitions                -        20          -       -          -           -            -          -       -         20
                            ------------------------------------------------------------------------------------------------------
                                31       424         78       167        135           5         16         31      30        917
                            ======================================================================================================
Property, Plant and
Equipment
  Cost                       2,808    8,134     4,398     6,532        554         246     1,372        940        331    25,315
  Less: Accumulated DD&A     2,610    1,786     2,702     2,159        113          76       236        507        204    10,393
                            ------------------------------------------------------------------------------------------------------
Net Book Value                 198    6,348 (6) 1,696     4,373        441         170     1,136        433        127    14,922
                            ======================================================================================================


(1) Includes results of operations from producing activities in Colombia.
(2) Includes  interest  income of $8 million,  foreign  exchange  gains of $162 million, increase in the fair value of crude oil put options of $204 million and other gains of $10 million.
(3) Includes an impairment charge related to oil and gas properties in the UK North Sea and the US Gulf of Mexico of $318 million and $250 million respectively.
(4) Includes recovery of stock-based  compensation  expense of $39 million.
(5) Includes exploration activities primarily in Norway and Colombia.
(6) Includes costs of $4,742 million related to our in-situ oil sands (Long Lake and future phases), which are not being depreciated, depleted or amortized.
(7) 79% of Marketing's identifiable assets are accounts receivable and inventories.

TWELVE MONTHS ENDED DECEMBER 31, 2008
                                                                                                                Corporate
                                                                                   Energy                             and
(Cdn$ millions)                                 Oil and Gas                     Marketing    Syncrude  Chemicals     Other  Total
----------------------------------------------------------------------------------------------------------------------------------
                                                 United    United       Other
                                Yemen   Canada   States   Kingdom  Countries(1)
                              ------------------------------------------------
Net Sales                       1,093     656       665     3,580        192          70        691       477        -       7,424
Marketing and Other                12       3         4         5          -         467          6       (50)     366 (2)     813
                              ----------------------------------------------------------------------------------------------------
Total Revenues                  1,105     659       669     3,585        192         537        697       427      366       8,237

Less: Expenses
  Operating                       176     182        94       253         10          43        280       297        -       1,335
  Depreciation, Depletion,
   Amortization and
     Impairment (3)               160     208       475       999         17          19         49        44       43       2,014
  Transportation and Other          9      12         3        19          -         805         16        55       48         967
  General and Administrative (4)   (7)     20        38        (8)        13          79          1        33       88         257
  Exploration                       5      79       109        86        123 (5)       -          -         -        -         402
  Interest                          -       -         -         -          -           -          -        12       82          94
                              ----------------------------------------------------------------------------------------------------
Income (Loss)
  before Income Taxes             762     158       (50)    2,236         29        (409)       351       (14)     105       3,168
Less: Provisions for
  (Recovery of) Income Taxes      264      45       (19)    1,126         (4)       (102)        99         2       46       1,457
Less: Non-Controlling
  Interests                         -       -         -         -          -           -          -        (4)       -          (4)
                              ----------------------------------------------------------------------------------------------------
Net Income (Loss)                 498     113       (31)    1,110         33        (307)       252       (12)      59       1,715
                              ====================================================================================================
Identifiable Assets               342   6,643 (6) 2,044     6,632        701       3,280 (7)  1,198       573      742      22,155
                              ====================================================================================================
Capital Expenditures
  Development and Other            92   1,180       251       545        190           8         55        88       53       2,462
  Exploration                       9     225       154       146         48           -          -         -        -         582
  Proved Property Acquisition       -      22         -         -          -           -          -         -        -          22
                              ----------------------------------------------------------------------------------------------------
                                  101   1,427       405       691        238           8         55        88       53       3,066
                              ====================================================================================================
Property, Plant and Equipment
  Cost                          2,808   8,134     4,398     6,532        554         246      1,372       940      331      25,315
  Less: Accumulated DD&A        2,610   1,786     2,702     2,159        113          76        236       507      204      10,393
                              ----------------------------------------------------------------------------------------------------
Net Book Value                    198   6,348 (6) 1,696     4,373        441         170      1,136       433      127      14,922
                              ====================================================================================================



(1) Includes results of operations from producing activities in Colombia.
(2) Includes  interest  income of $28 million,  foreign  exchange gains of $128 million, increase in the fair value of crude oil put options of $203 million and other income of $7 million.
(3) Includes an impairment charge related to oil and gas properties in the UK North Sea and Gulf of Mexico of $318 million and $250 million respectively.
(4) Includes recovery of stock based compensation  expense of $160 million.
(5) Includes exploration activities primarily in Norway and Colombia.
(6) Includes cost of $4,742 related to our in-situ oil sands (Long Lake and future phases), which are not being depreciated, depleted or amortized.
(7) 79% of Marketing's identifiable assets are accounts receivable and inventories.

THREE MONTHS ENDED DECEMBER 31, 2007
                                                                                                                Corporate
                                                                                   Energy                             and
(Cdn$ millions)                                 Oil and Gas                     Marketing    Syncrude  Chemicals     Other  Total
---------------------------------------------------------------------------------------------------------------------------------
                                                United      United       Other
                               Yemen   Canada   States     Kingdom  Countries(1)
                            --------------------------------------------------
Net Sales                       275     112        162         741         42        12         151      102        -     1,597
Marketing and Other               2       2          -           4          -       209           -        2       30 (2)   249
                            -----------------------------------------------------------------------------------------------------
Total Revenues                  277     114        162         745         42       221         151      104       30     1,846

Less: Expenses
  Operating                      44      43         27          56          2         8          57       66        -       303
  Depreciation, Depletion,
   Amortization and
     Impairment (3)              37      43        429         176         -          3          14       12       10       724
  Transportation and Other        2       4          -           -          -       186           4       10        8       214
  General and
     Administrative (4)           4      20         19           3         18        19           -        7       37       127
  Exploration                     -       9         39          19         38 (5)     -           -        -        -       105
  Interest                        -       -          -           -          -         -           -        2       32        34
                            -----------------------------------------------------------------------------------------------------
Income (Loss)
  before Income Taxes           190      (5)      (352)        491        (16)        5          76        7      (57)      339
Less: Provisions for
  (Recovery of) Income Taxes     72      (1)      (121)        222         (4)       (4)         19        1      (42)      142
Less: Non-Controlling
  Interests                       -       -        -             -          -         -           -        3        -         3
                            -----------------------------------------------------------------------------------------------------
Net Income (Loss)               118      (4)      (231)        269        (12)        9          57        3      (15)      194
                            =====================================================================================================
Identifiable Assets             359   5,379 (6)  1,640       4,642        317     3,663 (7)   1,212      487      376    18,075
                            =====================================================================================================
Capital Expenditures
  Development and Other          29     405         49         117         18         2           9       23       21       673
  Exploration                     1      36        122          25         12         -           -        -        -       196
  Proved Property
     Acquisitions                 -       1          -           -          -         -           -        -        -         1
                            -----------------------------------------------------------------------------------------------------
                                 30     442        171         142         30         2           9       23       21       870
                            =====================================================================================================
Property, Plant and
Equipment
  Cost                        2,178  6,736       3,069       4,723        263       246       1,332      831      315    19,693
  Less: Accumulated DD&A      1,950  1,597       1,765         908         77        62         205      463      168     7,195
                            -----------------------------------------------------------------------------------------------------
Net Book Value                  228  5,139 (6)   1,304       3,815        186       184       1,127      368      147    12,498
                            =====================================================================================================


(1) Includes results of operations from producing activities in Colombia.
(2) Includes interest income of $10 million, foreign exchange gains of $32 million and decrease in the fair value of crude oil put options of $12 million.
(3) Includes impairment charges of $366 million related to oil and gas properties in the Gulf of Mexico.
(4) Includes stock-based compensation expense of $54 million.
(5) Includes exploration activities primarily in Nigeria, Norway and Colombia.
(6) Includes costs of $3,695 million related to our in-situ oil sands (Long Lake and future phases), which are not being depreciated, depleted or amortized.
(7) 84% of Marketing's identifiable assets are accounts receivable and inventories.

TWELVE MONTHS ENDED DECEMBER 31, 2007
                                                                                                                Corporate
                                                                                   Energy                             and
(Cdn$ millions)                                 Oil and Gas                     Marketing   Syncrude  Chemicals      Other   Total
---------------------------------------------------------------------------------------------------------------------------------
                                                 United    United       Other
                              Yemen   Canada     States   Kingdom  Countries(1)
                            ---------------------------------------------------
Net Sales                     1,086      441        616     2,285        148         48        545      414          -       5,583
Marketing and Other              10        6         -         39          -        959          -       33        (26) (2)  1,021
                            ------------------------------------------------------------------------------------------------------
Total Revenues                1,096      447        616     2,324        148      1,007        545      447        (26)      6,604

Less: Expenses
  Operating                     171      173        102       212          8         34        208      257          -       1,165
  Depreciation, Depletion,
   Amortization and
     Impairment (3)             213      166        641       599          8         13         53       45         29       1,767
  Transportation and Other        8       22          -         -          -        806         17       39         16         908
  General and
     Administrative (4)          (6)      50         38         3         40         87          1       31        130         374
  Exploration                     5       27        134        69         91 (5)      -          -        -          -         326
  Interest                        -        -          -         -          -          -          -       11        157         168
                            ------------------------------------------------------------------------------------------------------
Income (Loss)
  before Income Taxes           705        9       (299)    1,441          1         67        266       64       (358)      1,896
Less: Provisions for
  (Recovery of) Income Taxes    248        3       (103)      712          -         21         75       18       (182)        792
Less: Non-Controlling
  Interests                       -        -        -         -            -          -          -       18          -          18
                            ------------------------------------------------------------------------------------------------------
Net Income (Loss)               457        6       (196)      729          1         46        191       28       (176)      1,086
                            ======================================================================================================

Identifiable Assets             359    5,379 (6)  1,640     4,642        317      3,663 (7)  1,212      487        376      18,075
                            ======================================================================================================

Capital Expenditures
  Development and Other         124    1,381        414       551         53          4         36       62         52       2,677
  Exploration                    12      123        275       119         44          -          -        -          -         573
  Proved Property
     Acquisitions                 -        1        104 (8)    46 (9)      -          -          -        -          -         151
                            ------------------------------------------------------------------------------------------------------
                                136    1,505        793       716         97          4         36       62         52       3,401
                            ======================================================================================================

Property, Plant and
Equipment
  Cost                        2,178    6,736      3,069     4,723        263        246      1,332      831        315      19,693
  Less: Accumulated DD&A      1,950    1,597      1,765       908         77         62        205      463        168       7,195
                            ------------------------------------------------------------------------------------------------------
Net Book Value                  228    5,139 (6)  1,304     3,815        186        184      1,127      368        147      12,498
                            ======================================================================================================


(1) Includes results of operations from producing activities in Colombia.
(2) Includes interest income of $39 million, foreign exchange losses of $22 million and decrease in the fair value of crude oil put options of $43 million.
(3) Includes impairment charges of $366 million related to oil and gas properties in the Gulf of Mexico.
(4) Includes stock-based compensation expense of $38 million.
(5) Includes exploration activities primarily in Nigeria, Norway and Colombia.
(6) Includes costs of $3,695 million related to our in-situ oil sands (Long Lake and future phases), which are not being depreciated, depleted or amortized.
(7) 84% of Marketing's identifiable assets are accounts receivable and inventories.
(8) Includes acquisition of producing properties in the Gulf of Mexico.
(9) Includes acquisition of additional interests in the Scott and Telford fields.